SCHEDULE 14A INFORMATION
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AMETEK, Inc.
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Notice of 2006
Annual Meeting
Proxy Statement
Annual Financial Information
and Review of Operations

Principal executive offices
37 North Valley Road — Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801
PROXY STATEMENT
AMETEK is mailing this Proxy Statement and proxy card to its stockholders of record as of March 10, 2006 on or about March 17, 2006. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 25, 2006
2:00 p.m. Eastern Daylight Time
J. P. Morgan Chase & Co.
11th Floor Conference Center
270 Park Avenue
New York, NY 10017
Dear Fellow Stockholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2006 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:
1.	Elect four Directors: Steven W. Kohlhagen for a term of one year and James R. Malone, Elizabeth R. Varet and Dennis K. Williams, each for a term of three years;

2.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2006;

3.	Transact any other business properly brought before the Annual Meeting.
Only stockholders of record at the close of business on March 10, 2006 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to J. P. Morgan Chase & Co. are located on the back cover of the Proxy Statement. Please refer to your proxy card for specific proxy voting instructions or visit AMETEK’s Web site at www.ametek.com/investors for general questions and answers about proxy voting.
We have included the detailed annual financial information relating to our business and operations in Appendix A to the Proxy Statement. We also have enclosed a Summary Annual Report.
We hope the convenience and cost savings of voting by computer or by telephone will attract you. A sizable electronic “turnout” would save AMETEK significant return-postage fees.
We urge you to vote your shares either in person at the Annual Meeting or by proxy as soon as possible. We appreciate your interest in AMETEK.

Sincerely,

Frank S. Hermance
Chairman of the Board
and Chief Executive Officer
Paoli, Pennsylvania
Dated: March 17, 2006

VOTING PROCEDURES
Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting.
Who can vote? Stockholders of record as of the close of business on March 10, 2006 are entitled to vote. On that date, 70,681,351 shares of AMETEK’s Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.
How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxy by mailing a properly executed proxy card or by the Internet or telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.
To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by the Internet or telephone by following the instructions on your proxy card.
If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.
What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who participates in an AMETEK employee savings plan and you also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.
How are shares voted? If you return a properly executed proxy card before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.
If your shares are held by a broker, bank or other holder of record, please refer to the instructions they provide for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.
If you are an employee who participates in an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustee to tabulate the vote of the plan shares, your proxy voting instructions must be received by April 20, 2006.
How many votes are required? In order to have a quorum present at the Annual Meeting, a majority of the shares of AMETEK Common Stock that are issued and outstanding and entitled to vote at the Meeting must be represented in person or by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors must be elected by a plurality of the votes cast. This means that the three candidates for election as Class III Directors receiving the highest number of votes will be elected to serve until the Annual Meeting in 2009, and the candidate for election as a Class I Director receiving the highest number of votes will be elected to serve until the Annual Meeting in 2007. Under AMETEK’s By-Laws, the ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against this proposal.
Who will tabulate the vote? AMETEK’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by independent inspectors of election.
Is my vote confidential? It is AMETEK’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.
Who is the proxy solicitor? Georgeson Shareholder Communications, Inc. has been retained by AMETEK to assist in the distribution of proxy materials and solicitation of votes for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.
STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS
In accordance with the Delaware General Corporation Law and AMETEK’s Certificate of Incorporation and Bylaws, AMETEK’s business and affairs are managed under the direction of the Board of Directors. The Directors are regularly kept informed of AMETEK’s business through, among other things, written reports and documents and operating, financial and other reports presented at meetings of the Board of Directors and Committees of the Board.
The AMETEK Board of Directors currently consists of eight members. They are Lewis G. Cole, Helmut N. Friedlaender, Sheldon S. Gordon, Frank S. Hermance, Charles D. Klein, James R. Malone, David P. Steinmann and Elizabeth R. Varet. The biographies of the continuing Directors and the nominees for election as Directors appear on page 11. The Board is divided into three classes with staggered terms, so that the term of one class expires at each Annual Meeting of Stockholders. In accordance with AMETEK’s Director retirement policy, Mr. Friedlaender will not stand for re-election at this year’s Annual Meeting of Stockholders. Mr. Friedlaender will serve as Director Emeritus upon his retirement from the Board. The other two current Class III Directors, Mr. Malone and Ms. Varet, have been nominated, together with Dennis K. Williams, to serve as Class III Directors until the 2009 Annual Meeting. In addition, in accordance with AMETEK’s Certificate of Incorporation and By-Laws, the Board increased the number of Class I Directors from two to three, thereby increasing the size of AMETEK’s Board from eight to nine Directors. Steven W. Kohlhagen is being nominated for election as a Class I Director, to serve until the 2007 Annual Meeting.
Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. AMETEK’s Code of Ethics and Business Conduct sets forth rules of conduct that apply to all members of the Board of Directors, officers and employees of AMETEK. AMETEK also has adopted a separate Code of Ethical Conduct for its Chief Executive Officer and the senior financial officers of AMETEK. The Guidelines and Codes of Ethics are available on AMETEK’s Web site at www.ametek.com/investors as well as in printed form, free of charge, to any stockholder who requests them by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). The Board of Directors and AMETEK’s management do not intend to grant any waivers of the provisions of either Code. In the unlikely event that circumstances justify a waiver for a Director or an executive officer, the action will be disclosed promptly on AMETEK’s Web site noted above. If the Guidelines or the Codes are amended, the revised versions also will be posted on the Web site noted above.
Meetings of the Board. AMETEK’s Board of Directors has four regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.
The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of AMETEK’s management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.
Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. AMETEK’s Board met a total of four times in 2005. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All eight Directors attended the 2005 Annual Meeting of Stockholders.
Independence. The Board of Directors has affirmatively determined that each of the current Non-Management Directors, Lewis G. Cole, Helmut N. Friedlaender, Sheldon S. Gordon, Charles D. Klein, James R. Malone, David P. Steinmann and Elizabeth R. Varet, as well as the two nominees who previously have not served on AMETEK’s Board, Steven W. Kohlhagen and Dennis K. Williams, have no material relationship with AMETEK (either directly or as a partner, stockholder or officer of an organization that has a relationship with AMETEK) and, therefore, are independent Directors, or, in the case of Messrs. Kohlhagen and Williams, if elected, will be independent Directors, within the meaning of the New York Stock Exchange rules.
The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.
The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by the Company; (b) someone in the Director’s immediate family has been employed as an executive officer of the Company; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of the Company’s present executive officers; (ii) (a) the Director or someone in the Director’s immediate family is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is a current employee of the firm, or someone in the Director’s immediate family is a current employee of the firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (c) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as an employee of the Company (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and the Company made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.
All independent Directors and the two nominees who previously have not served on the Board of Directors satisfied these categorical standards.
Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the Non-Management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, correspondence should be addressed to the Corporate Secretary Department, Attention: Non-Management Directors, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
Complaints regarding accounting, internal accounting controls or auditing matters may be addressed to the Audit Committee by calling 1-866-531-3079 (Domestic – English only) or 1-866-551-8006 (International – Foreign Languages).
Committees of the Board. The AMETEK Board Committees include Audit, Compensation, Corporate Governance/Nominating, Pension Investment and Executive. The Charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available on AMETEK’s Web site at www.ametek.com/investors as well as in printed form, free of charge, to any stockholder who requests them by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain experts to assist it in carrying out its responsibilities.
The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate independent auditors. It reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in AMETEK’s Securities and Exchange Commission filings. It oversees AMETEK’s compliance with legal and regulatory requirements; reviews the performance of AMETEK’s internal audit function; and meets separately with the independent auditors and AMETEK’s own internal auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee discusses, where appropriate, AMETEK’s critical accounting policies, estimates and any significant changes in AMETEK’s selection or application of accounting principles. The Committee met eight times during 2005. The Board of Directors has determined that Sheldon S. Gordon is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations. The members of the Committee are Sheldon S. Gordon – Chairperson, Helmut N. Friedlaender and James R. Malone.
The Compensation Committee is responsible for the establishment and periodic review of the Company’s compensation philosophy and the adequacy of the compensation plans for officers and other Company employees; the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans; the review of the performance of officers, the awarding of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance; and the review and monitoring of management development and succession plans. The Committee met six times during 2005. The members of the Committee are Charles D. Klein – Chairperson, Sheldon S. Gordon, James R. Malone and Elizabeth R. Varet.
The Corporate Governance/Nominating Committee selects, subject to ratification by the Board, nominees for election as Directors, and recommends a Director to serve as Chairperson of the Board. The Corporate Governance/Nominating Committee also recommends to the Board of Directors the responsibilities of Board committees and each committee’s membership; oversees the annual evaluation of the Board and the Audit and Compensation Committees; reviews and assesses the adequacy of AMETEK’s Corporate Governance Guidelines; recommends other corporate-governance-related matters for consideration by the Board; and reviews periodically the compensation of Non-Employee Directors. The Committee met four times during 2005. The members of the Committee are James R. Malone – Chairperson, Helmut N. Friedlaender and Charles D. Klein.
The Pension Investment Committee reviews the administration of AMETEK’s retirement plans, including compliance, investment manager and trustee performance, and the results of independent audits of the plans. The Committee met four times during 2005. The members of the Committee are Lewis G. Cole – Chairperson, Sheldon S. Gordon, James R. Malone and David P. Steinmann.
The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee met two times during 2005. The members of the Committee are Frank S. Hermance – Chairperson, Sheldon S. Gordon, Charles D. Klein and Elizabeth R. Varet.
Consideration of Director Candidates. The Corporate Governance/Nominating Committee considers candidates for Board membership. The Charter of the Corporate Governance/Nominating Committee requires that the Committee consider and recommend to the Board the appropriate size, function and composition of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful for the effective oversight of the Company’s business. The Board also seeks members from diverse backgrounds who have a reputation for integrity. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to AMETEK. The Committee considers all of these qualities when nominating candidates for Director.
Stockholders can suggest qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801. Stockholder submissions should include the name and qualifications of the candidate and any supporting material that the stockholder feels is appropriate. To have a Board candidate considered in connection with the 2007 Annual Meeting of Stockholders, a stockholder must submit materials relating to the suggested candidate no later than November 17, 2006. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.
Director Compensation. Mr. Hermance, AMETEK’s only employee Director, receives no additional compensation for serving on the Board or its Committees. Non-Employee Directors receive $35,000 annually, except for the Chairmen of the Compensation, Corporate Governance/Nominating and Pension Investment Committees, who receive $40,000 annually. The Audit Committee Chairman receives $45,000 annually. In addition, Non-Employee Directors receive $3,750 for each of the four regular meetings of the Board of Directors they attend. There is no additional compensation for attending Committee meetings. The Non-Employee Directors are also reimbursed for travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars.
In April 2005, under the 2002 Stock Incentive Plan of AMETEK, Inc., each Non-Employee Director received an option to purchase 2,600 shares of AMETEK Common Stock, based on the fair market value on the date of grant. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant. Each Non-Employee Director also received a restricted stock award of 1,000 shares of AMETEK Common Stock. These restricted shares vest on the earliest to occur of (a) the closing price of AMETEK’s Common Stock on any five consecutive trading days equaling or exceeding $75.16, (b) the death or disability of the Director, (c) the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control, (d) the fourth anniversary of the date of grant, namely April 27, 2009, or (e) the Director’s retirement from service as a member of AMETEK’s Board of Directors at or after age 55 and the completion of at least 10 years of service with AMETEK, in which case only a pro rata portion of the shares becomes non-forfeitable and transferable based upon the time that has elapsed since the date of grant.
The following table provides information regarding Director compensation in 2005.
2005 Board of Directors Compensation (1)

						Shares of
						Restricted
	Annual	Attendance			Shares Underlying	Stock
Director	Retainer	Fees (2)	Chair Fees	Total	Stock Options (3)	Awards (3)
Lewis G. Cole	$35,000	$15,000	$5,000	$55,000	2,600	1,000
Helmut N. Friedlaender	$35,000	$15,000	—	$50,000	2,600	1,000
Sheldon S. Gordon	$35,000	$15,000	$10,000	$60,000	2,600	1,000
Charles D. Klein	$35,000	$15,000	$5,000	$55,000	2,600	1,000
Frank S. Hermance (4)	—	—	—	—	—	—
James R. Malone	$35,000	$15,000	$5,000	$55,000	2,600	1,000
David P. Steinmann	$35,000	$15,000	—	$50,000	2,600	1,000
Elizabeth R. Varet	$35,000	$15,000	—	$50,000	2,600	1,000

(1)	The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars.

(2)	Non-Employee Directors receive $3,750 for each of the four regular meetings of the Board of Directors they attend. There is no additional compensation for attending Committee meetings.

(3)	Reflects shares underlying stock options and restricted stock awards that were granted under the 2002 Incentive Stock Plan of AMETEK, Inc., as described above.

(4)	Mr. Hermance does not receive additional compensation for serving on the Board or its Committees. For information regarding Mr. Hermance’s compensation, see Executive Compensation (beginning on page 13).
With respect to persons who first became members of the Board of Directors prior to January 1, 1997, AMETEK sponsors a retirement plan for Directors, under which each Non-Employee Director who has at least three years of service as a Director or officer of AMETEK and does not have a benefit under AMETEK’s retirement plan, receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Retirement benefits are paid from AMETEK’s general assets. Mr. Friedlaender, Mr. Steinmann and Ms. Varet have accrued an annual retirement benefit of $50,000. Messrs. Cole, Klein and Malone have accrued an annual retirement benefit of $55,000. Mr. Gordon has accrued an annual retirement benefit of $60,000.
With respect to persons who first became members of the Board of Directors prior to July 22, 2004, AMETEK sponsors a Death Benefit Program for Directors, under which each Non-Employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. Directors appointed after January 1, 1989 must complete five years of service as a Director in order for this benefit to be paid at retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the Directors. In addition, Non-Employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances.
Mandatory Retirement. The retirement policy for AMETEK’s Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.

Certain Relationships and Related Transactions. The law firm of Stroock & Stroock & Lavan LLP, to which Mr. Cole is of counsel, rendered during 2005 and continues to render legal services for AMETEK and its subsidiaries.
An immediate family member of Mr. Hermance is employed at an operating unit of AMETEK and has annual compensation in excess of $60,000.
ADVANCE NOTICE PROCEDURES
In accordance with AMETEK’s By-Laws, stockholders must give AMETEK notice relating to nominations for Director or proposed business to be considered at AMETEK’s 2007 Annual Meeting of Stockholders no earlier than January 25, 2007 nor later than February 24, 2007. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for suggesting candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
STOCKHOLDER PROPOSALS FOR THE 2007 PROXY STATEMENT
If a stockholder intends to submit a proposal at AMETEK’s 2007 Annual Meeting of Stockholders, it must be received by AMETEK at its executive offices on or prior to November 17, 2006 to be considered for inclusion in the proxy material to be used in connection with the 2007 Annual Meeting.

REPORT OF THE AUDIT COMMITTEE
The responsibilities of the Audit Committee are set forth in its Charter, which is accessible on AMETEK’s Web site at www.ametek.com/investors. Among other things, the Charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2005 Annual Report on Form 10-K and included in Appendix A to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
In addition, the Committee discussed with Ernst & Young LLP its independence from AMETEK and its management, including the matters contained in written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with its independence.
The Committee discussed with AMETEK’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal controls, and the overall quality of AMETEK’s financial reporting. The Committee held eight meetings during the fiscal year ended December 31, 2005, which included telephone meetings prior to quarterly earnings announcements.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee:
Sheldon S. Gordon, Chairperson
Helmut N. Friedlaender
James R. Malone
Dated: March 17, 2006

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)
The nominees for election at this year’s Annual Meeting are Steven W. Kohlhagen, James R. Malone, Elizabeth R. Varet and Dennis K. Williams. Mr. Malone, Ms. Varet and Mr. Williams have been nominated to serve as Class III Directors and, if elected, will serve until the Annual Meeting in 2009. Mr. Kohlhagen has been nominated to serve as a Class I Director, as a result of action by the Board of Directors to increase the number of Class I Directors from two to three. If elected, Mr. Kohlhagen will serve as a Director until the Annual Meeting in 2007.
Mr. Malone and Ms. Varet previously have been elected to the Board as Class III Directors by our stockholders. Mr. Williams is being nominated for election to the Board as a Class III Director to fill a vacancy left by the retirement of Helmut N. Friedlaender. Mr. Williams was recommended for nomination by the Chief Executive Officer. Mr. Kohlhagen was recommended for nomination by a Non-Management Director.
All proxies received will be voted for the election of the nominees unless directed otherwise by the stockholder in the proxy. Nominees for each class of Director will be elected by holders of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors in the relevant class.
The Directors’ biographies are set forth on page 11.
Your Board of Directors Recommends a Vote FOR Each of the Nominees.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2 on Proxy Card)
The Audit Committee has appointed the firm of Ernst & Young LLP as AMETEK’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Ernst & Young LLP and its predecessor has served continuously as AMETEK’s independent auditors since AMETEK’s incorporation in 1930, and the Audit Committee recommends ratification of such appointment by the stockholders. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.
Fees billed to AMETEK by Ernst & Young LLP for services rendered in 2005 and 2004 totaled $3,409,000 and $3,629,000, respectively, and consisted of the following:

	2005	2004
Audit fees	$3,246,000	$3,459,000
Audit-related fees	41,000	32,000
Tax fees	113,000	132,000
All other fees	9,000	6,000

	$3,409,000	$3,629,000

“Audit fees” include amounts for attestation services related to AMETEK’s internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
The amounts shown for “Audit-related fees” include fees for employee benefit plan audits.

The amounts shown for “Tax fees” were for federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.
The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.
The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.
Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS
Except as indicated below, each Director has had the principal occupation described below for at least the last five years.

Class III: Nominees for election at this Annual Meeting for terms expiring in 2009:

JAMES R. MALONE Director since 1994	Founder and Managing Partner of Qorval LLC since June 2003. President and Chief Executive Officer (from June 2005 to September 2005) and Chairman (from August 2005 to September 2005) of Cenveo, Inc. Chairman of the Board (from December 1996 to January 2004) and Chief Executive Officer (from May 1997 to January 2004) of HMI Industries, Inc. Founder and Managing Partner of Bridge Associates LLC from June 2000 to May 2002. A Director of AmSouth Bancorporation. Age 63.

ELIZABETH R. VARET Director since 1987	A Managing Director of American Securities, L.P. and chairman of the corporate general partner of several affiliated entities. Age 62.

DENNIS K. WILLIAMS	Chairman of the Board and, through March 2005, President and Chief Executive Officer of IDEX Corporation. (Mr. Williams will retire as Chairman of the Board on April 4, 2006.) A Director of Washington Group International, Inc. and Owens-Illinois, Inc. Age 60.

Class I: Nominee for election at this Annual Meeting for a term expiring in 2007:

STEVEN W. KOHLHAGEN	Consultant since August 2004. A Managing Director of First Union National Bank, predecessor to the current Wachovia National Bank, from December 1992 to August 2002. A Managing Director of AIG Financial Products from May 1990 to December 1992. A Director of IQ Investment Advisors. Age 58.

Class I: Directors whose terms continue until 2007:

LEWIS G. COLE Director since 1987	Of Counsel, Stroock & Stroock & Lavan LLP, Attorneys. Prior to January 1, 2005, Partner, Stroock & Stroock & Lavan LLP. Age 75.

CHARLES D. KLEIN Director since 1980	A Managing Director of American Securities Capital Partners, LLC and an executive officer of several affiliated entities. Age 67.

Class II: Directors whose terms continue until 2008:

SHELDON S. GORDON Director since 1989	Chairman of Union Bancaire Privée International Holdings, Inc. and affiliated entities. A Director of the Holland Balanced Fund, Union Bancaire Privée and Gulfmark Offshore, Inc. Age 70.

FRANK S. HERMANCE Director since 1999	Chairman of the Board and Chief Executive Officer of AMETEK since January 2001. A Director of IDEX Corporation. Age 57.

DAVID P. STEINMANN Director since 1993	A Managing Director of American Securities, L.P. and an executive officer of several affiliated entities. Age 64.

EXECUTIVE OFFICERS
Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	57	Chairman of the Board and Chief Executive Officer

John J. Molinelli	59	Executive Vice President–Chief Financial Officer

Timothy N. Jones	49	President–Electromechanical Group

Robert W. Chlebek	62	President–Electronic Instruments

David A. Zapico	41	President–Electronic Instruments

Robert R. Mandos, Jr.	47	Senior Vice President and Comptroller

Deirdre D. Saunders	58	Vice President and Treasurer
Frank S. Hermance’s employment history with AMETEK and other Directorships currently held are included under the section “The Board of Directors” on page 11. Mr. Hermance has 15 years of service with AMETEK.
John J. Molinelli was elected Executive Vice President–Chief Financial Officer effective April 22, 1998. Mr. Molinelli has 37 years of service with AMETEK.
Timothy N. Jones was elected President–Electromechanical Group effective February 1, 2006. Previously he served as Vice President and General Manager of AMETEK’s Process & Analytical Instruments Division from October 1999 to January 2006. Mr. Jones has 26 years of service with AMETEK.
Robert W. Chlebek was elected President–Electronic Instruments effective March 1, 1997. Mr. Chlebek has 9 years of service with AMETEK.
David A. Zapico was elected President–Electronic Instruments effective October 1, 2003. Previously he served as Vice President and General Manager of AMETEK’s Aerospace and Power Instruments Division from July 1999 to October 2003. Mr. Zapico has 16 years of service with AMETEK.
Robert R. Mandos, Jr. was elected Senior Vice President effective October 1, 2004. Previously he served as Vice President since April 22, 1998. He has served as Comptroller of AMETEK since April 1996. Mr. Mandos has 24 years of service with AMETEK.
Deirdre D. Saunders was elected Vice President effective July 30, 1997. She has served as Treasurer since April 1993. Ms. Saunders has 19 years of service with AMETEK.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies and plans related to compensation and benefits for officers and other AMETEK employees, including the executives listed in the Summary Compensation Table on page 16 of this Proxy Statement. The individuals listed in that table are referred to as the named executive officers.
This report provides information regarding policies and practices concerning compensation for the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.
COMPENSATION OVERVIEW
The Compensation Committee of the Board of Directors is responsible for (a) the establishment and periodic review of the Company’s compensation philosophy and the adequacy of the compensation plans for officers and other Company employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the awarding of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans.
The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms. Varet, are independent Directors of AMETEK.
Executive compensation consists of three principal elements: (a) salary, (b) short-term incentive awards and (c) long-term incentive awards. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.
To assess the competitiveness of its executive compensation levels, AMETEK utilizes published compensation surveys conducted by an independent, third-party employee benefits consulting firm. In analyzing the survey data, AMETEK looks particularly at compensation levels at comparable organizations both within and outside of its industry.
Required Stock Ownership for Executives
The Compensation Committee believes that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK’s profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders, providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Mr. Hermance has exceeded his required AMETEK stock ownership level of five times base salary, and Messrs. Molinelli, Chlebek, Jones and Zapico have each exceeded their required AMETEK stock ownership level of three times base salary. The other executive officers have also achieved their required stock ownership levels.
Salary
The salary level for each AMETEK executive officer is based principally on the executive’s responsibilities. Consideration also is given to factors such as the individual’s experience and performance and salaries paid to executive officers by comparable companies. When determining adjustments to each executive officer’s salary, consideration also is given to prevailing economic conditions and the adjustments being given to other employees within AMETEK. In determining executive salaries, the Compensation Committee has targeted the median level of the compensation range for each position at comparable companies.

Short-Term Incentive Awards
Short-term incentive awards, paid annually in cash, are for individual contributions to AMETEK’s performance. AMETEK’s diluted earnings per share, the operating profit of the business unit an executive is responsible for, and other goals, such as asset management improvement, as established by the Compensation Committee after consultation with the Chairman and Chief Executive Officer, are used in determining performance. Short-term incentive awards are leveraged, which means that amounts paid for over- or underperformance to targets could be significantly higher or lower than the targeted short-term incentive level, with a maximum payout of 200% of target. In determining the short-term incentive award for the Chairman and Chief Executive Officer, the Compensation Committee reviews the Chairman and Chief Executive Officer’s performance against established goals. For the other executive officers, the Chairman and Chief Executive Officer reviews AMETEK’s performance and the individual contribution of each executive officer against established targets and makes recommendations to the Compensation Committee with respect to the appropriate short-term incentive amount to be awarded to each individual for that year. The Compensation Committee then meets with the Chairman and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and then approves the short-term incentive awards.
In 2005, AMETEK’s earnings per share performance exceeded the goal established by the Compensation Committee.
Long-Term Incentive Awards
Long-term incentive awards are considered an important complement to the cash elements of AMETEK’s executive officers’ compensation because they align the executives’ interests with shareholders’ interests. A principal factor influencing the market price of AMETEK’s stock is AMETEK’s performance as reflected in its sales, earnings, cash flow and other results. By granting stock options or restricted stock to AMETEK’s executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK’s performance. AMETEK’s shareholders have approved the plans under which such awards are made. The exercise price of options equals the mean market price of AMETEK’s stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK’s stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares until all vesting conditions have been met. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When determining whether to make grants of stock options or awards of restricted stock, as well as the size of such awards, the Compensation Committee considers AMETEK’s performance and relative stockholder return, the value of awards to officers at comparable companies referred to earlier, the awards given to the officers in past years, and whether an officer is making adequate progress to achieving his or her required stock ownership level. An executive not making adequate progress to achieving the required ownership level will receive smaller long-term incentive awards than they would otherwise be awarded.
Mr. Hermance’s Compensation
In determining the appropriate levels for Mr. Hermance’s 2005 base salary, the Compensation Committee considered the same factors it considered when setting base compensation levels for AMETEK’s other executive officers.
The Compensation Committee uses a formula to determine Mr. Hermance’s short-term incentive award. Under that formula, Mr. Hermance’s short-term incentive award is primarily based on performance against AMETEK’s diluted earnings per share target. The remaining portion is at the discretion of the Compensation Committee based on the performance of AMETEK and the progress on strategic initiatives as shown below.
The Compensation Committee considered the major initiatives and programs commenced or furthered under Mr. Hermance’s leadership during 2005. Among the achievements in 2005 under Mr. Hermance’s leadership:

(a)	AMETEK achieved record operating performance. Sales increased 16% on strong internal growth in each of AMETEK’s two segments and the contributions from acquired businesses. AMETEK’s net income rose 25% to $141 million and diluted earnings per share rose 22% to $1.99, from $1.63 in 2004.
(b)	AMETEK generated record cash flow from operations of $166 million.
(c)	AMETEK’s Four Growth Strategies — Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products — continued to build long-term shareholder value.
•	AMETEK’s Operational Excellence efforts yielded significant margin improvements in 2005. Group operating margins increased from 17.9% in 2004 to 18.6% in 2005.

•	AMETEK continued to expand internationally, growing international sales by 22% in 2005 over 2004. International sales now account for 46% of AMETEK’s revenue.

•	AMETEK continued its focus on acquisitions as a key component of its growth plans. During 2005, AMETEK completed three large acquisitions: SPECTRO Analytical Instruments, Solartron, and HCC Industries. These highly differentiated businesses added approximately $260 million in annualized revenue to AMETEK.

•	A number of new products were introduced over the past year that contributed to AMETEK’s revenue and profitability.
(d)	AMETEK’s total return to shareholders of 20% during the year reflects its excellent performance.
(e)	AMETEK has substantially upgraded its leadership talent, positioning it to sustain growth.
The Compensation Committee also evaluated data regarding CEO compensation practices of comparable companies (which were referred to previously) so that Mr. Hermance’s total compensation would be in line with that of CEOs of such other companies.
The Compensation Committee desired to motivate Mr. Hermance to further increase shareholder value and to retain his services over the next six years. To achieve this goal, on April 27, 2005, Mr. Hermance was awarded a long-term incentive through a grant of 350,000 shares of restricted Common Stock. The vesting of this stock will occur if AMETEK’s stock price reaches or exceeds $75.16, the sixth anniversary of the date of grant, provided Mr. Hermance has been continuously employed by AMETEK through that date, or upon such other conditions as detailed in the second paragraph of footnote (1) on page 16.
Section 162(m)
Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. AMETEK’s policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, AMETEK takes action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes that it is in the best interests of AMETEK to do so. Payment of some of the compensation referred to in the Summary Compensation Table (see page 16) was deferred. The Compensation Committee believes that all compensation paid to its executives in 2005 was deductible.
Respectfully submitted,
      The Compensation Committee:
      Charles D. Klein, Chairperson
      Sheldon S. Gordon
      James R. Malone
      Elizabeth R. Varet
Dated: March 17, 2006

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

				Long-Term Compensation
				Awards
				Restricted	Shares	All Other
		Annual Compensation		Stock	Underlying	Compensation
Name and		Salary	Bonus	Award(s)	Options	($)
Principal Position	Year	($)	($)	($)(1)	(#)	(2)
F.S. Hermance	2005	675,000	950,000	14,303,650	87,050	186,192
Chairman of the Board and Chief	2004	650,000	1,100,000	1,730,223	175,415	203,514
Executive Officer	2003	625,000	700,000	—	160,000	148,266

J.J. Molinelli	2005	313,500	294,000	246,459	18,580	53,917
Executive Vice	2004	301,000	319,000	521,135	50,930	56,614
President—	2003	289,250	200,000	—	60,000	40,267
Chief Financial Officer

A.J. Neupaver	2005	315,000	198,000	213,398	16,090	41,200
President—	2004	305,000	282,000	496,385	48,500	51,676
Electromechanical Group (through	2003	295,000	125,000	—	55,000	30,616
1/31/06) (3)

R.W. Chlebek	2005	288,000	216,000	213,398	16,090	59,220
President—Electronic	2004	278,000	269,000	396,822	38,800	50,412
Instruments	2003	270,000	205,000	—	45,000	41,754

D.A. Zapico	2005	265,000	276,000	201,751	15,210	44,501
President—Electronic	2004	245,000	296,000	396,822	38,800	45,096
Instruments	2003	210,737	101,000	—	32,000	15,942

(1)	On April 27, 2005, Mr. Hermance received a grant of 30,720 shares of restricted Common Stock, Mr. Molinelli received a grant of 6,560 shares of restricted Common Stock, Mr. Neupaver received a grant of 5,680 shares of restricted Common Stock, Mr. Chlebek received a grant of 5,680 shares of restricted Common Stock, and Mr. Zapico received a grant of 5,370 shares of restricted Common Stock. These shares become vested on the earliest to occur of (a) the closing price of AMETEK’s Common Stock on any five consecutive days equaling or exceeding $75.16 per share, (b) death or permanent disability, (c) termination of employment with AMETEK in connection with a change of control, (d) the fourth anniversary of the date of grant, namely April 27, 2009, provided the grantee has been in the continuous employ of AMETEK through that date, or (e) retirement from AMETEK at or after age 55 and the completion of at least ten years of employment with AMETEK, in which case only a pro rata portion of the shares shall become nonforfeitable and transferable based upon the time that has elapsed since the date of grant.

On April 27, 2005, Mr. Hermance also received a special grant of 350,000 shares of restricted Common Stock. These shares become vested on the earliest to occur of (a) the closing price of AMETEK’s Common Stock on any five consecutive days equaling or exceeding $75.16 per share, (b) death or permanent disability, (c) termination of employment with AMETEK in connection with a change of control, (d) termination of employment by AMETEK without Cause or resignation for Good Reason (as such terms are defined in an amendment to Mr. Hermance’s Termination and Change of Control Agreement dated May 18, 2004), or (e) the sixth anniversary of the date of grant, namely April 27, 2011, provided Mr. Hermance has been in the continuous employ of AMETEK through that date.

The dollar values shown (net of consideration paid by the named executive officers) are based on the closing price of AMETEK’s Common Stock on April 27, 2005 ($37.58). As of December 30, 2005, the aggregate number of shares of restricted Common Stock held by the named executive officers, and the dollar value of such shares, was: Mr. Hermance, 443,870 shares ($18,882,230), Mr. Molinelli, 25,090 shares ($1,067,329), Mr. Neupaver, 23,330 shares ($992,458), Mr. Chlebek, 19,790 shares ($841,867), and Mr. Zapico, 19,480 shares ($828,679). The dollar values are based on the closing price of AMETEK’s Common Stock on December 30, 2005 ($42.54). Cash dividends will be earned but will not be paid until the restricted stock vests.
(2)	The amounts reported represent AMETEK’s contribution to the AMETEK Retirement and Savings Plan for Messrs. Hermance, Molinelli, Neupaver and Zapico ($1,200 each), the amount contributed for Mr. Chlebek under the Retirement Feature of the AMETEK Retirement and Savings Plan ($12,900), the value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers (Mr. Hermance — $1,042, Mr. Molinelli - $1,042, Mr. Neupaver — $610, Mr. Chlebek — $1,210 and Mr. Zapico — $271), and the value of contributions under the Supplemental Executive Retirement Plan (“SERP”) (Mr. Hermance — $183,950, Mr. Molinelli — $51,675, Mr. Neupaver — $39,390, Mr. Chlebek — $45,110 and Mr. Zapico — $43,030) (described in more detail on page 19).

(3)	Mr. Neupaver resigned effective January 31, 2006.
STOCK OPTION GRANTS IN 2005
The following table provides details regarding stock options granted to the named executive officers in 2005. In addition, the table provides the hypothetical gains that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the dates the options were granted through their expiration dates.

Individual Grants
		Percent of
	Number of	Total			Potential Realizable Value
	Shares	Options			at Assumed Annual Rate of
	Underlying	Granted to			Stock Price Appreciation
	Options	Employees in Fiscal	Exercise	Expiration	for Option Term(1)
Name	Granted (2)	Year	Price ($/Sh)	Date	5% ($)	10% ($)
F.S. Hermance	87,050	21.34	$37.93	4/26/2012	1,344,167	3,132,480
J.J. Molinelli	18,580	4.55	$37.93	4/26/2012	286,900	668,598
A.J. Neupaver	16,090	3.94	$37.93	4/26/2012	248,451	578,996
R.W. Chlebek	16,090	3.94	$37.93	4/26/2012	248,451	578,996
D.A. Zapico	15,210	3.73	$37.93	4/26/2012	234,862	547,329

(1)	The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of AMETEK ‘s Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

(2)	Except as noted in the following sentence, the options granted in 2005 become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant (April 27, 2005). Options generally become fully exercisable in the event of the holder’s death, normal retirement or termination of employment in connection with a change of control.

AGGREGATE OPTION EXERCISES IN 2005
AND OPTION VALUES AT DECEMBER 31, 2005
The following table shows stock options exercised by the named executive officers during 2005 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options that were exercisable and unexercisable as of December 31, 2005, and the value of “in-the-money” stock options on December 31, 2005, which is based on the difference between the market price of AMETEK’s Common Stock at December 30, 2005 and the exercise price of such options.

			Number of Shares		Value of
			Underlying		Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired On	Value	at December 31, 2005 (#)		at December 31, 2005 ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
F.S. Hermance	336,442	10,320,327	388,853	333,612	9,948,624	5,156,442
J.J. Molinelli	106,702	3,346,755	213,982	100,528	5,917,654	1,690,429
A.J. Neupaver	130,000	3,859,256	80,875	93,715	1,823,134	1,591,836
R.W. Chlebek	55,000	1,095,623	24,700	78,940	552,175	1,306,374
D.A. Zapico	36,000	833,290	34,700	68,310	743,112	1,066,389

RETIREMENT PLANS
The Employees’ Retirement Plan of AMETEK, Inc. (the “Retirement Plan”) is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels:
PENSION PLAN TABLE

	Annual Benefits Based On
	Years of Service at Normal Retirement Age (1)
Average
Compensation	15	20	25	30	35 or more
$150,000	57,000	60,900	64,700	64,700	64,700
200,000	77,400	82,500	87,600	87,600	87,600
220,000 or more	85,600	91,200	96,800	96,800	96,800

(1)	Benefit amounts assume a participant reaches age 65 in 2006; for younger participants, the benefit amounts are less than the amounts indicated above.
At December 31, 2005, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Hermance-15, Mr. Molinelli-36, Mr. Neupaver-28, and Mr. Zapico-16. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan. Participants receive an annual contribution of between 3% and 8% of their compensation depending on their age and years of service with AMETEK.
The annual compensation taken into account for any plan year is generally equal to the participant’s salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of a certain amount prescribed by the Secretary of the Treasury ($210,000 for 2005) is not taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation.
Pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan (the “SERP”), AMETEK agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive’s compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon termination of employment or retirement, shall be distributed in kind. An executive’s right to a benefit under the SERP becomes non-forfeitable at the same time as the executive’s right to an accrued benefit under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan becomes non-forfeitable. The five named executives are vested in their SERP accounts.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
CHANGE OF CONTROL ARRANGEMENTS
AMETEK has in place Change of Control agreements with all of its executive officers other than Mr. Hermance, who is covered by a separate arrangement described in the following paragraphs. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential Change of Control by providing for some continuation of the executive’s compensation and benefits. In the event that an executive’s employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control, AMETEK will pay to each executive the sum of the executive’s prior year’s salary, plus the greater of (a) the current year’s bonus, or (b) the average of the two prior years’ bonuses (all as limited under Section 280G of the Internal Revenue Code (the “Code”)) for a period of one or three years (as defined in each executive’s agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years or the executive’s death, whichever is earliest. For purposes of the agreements, a Change of Control means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), a merger or consolidation after which the stockholders of AMETEK do not own or control at least 50% of the voting stock of AMETEK or a successor company, any sale or other disposition of all or substantially all of AMETEK’s assets, or an approved plan of liquidation. Each of the executive officers named in the Summary Compensation Table on page 16 (other than Mr. Hermance) will be entitled to three times their annual compensation in the event of a Change of Control.
As of May 18, 2004, AMETEK entered into a Termination and Change of Control Agreement with Mr. Hermance to assure his continued dedication in the event of a Change of Control and to provide security to Mr. Hermance in the event his employment is terminated by AMETEK or a successor without cause or by Mr. Hermance for good reason. This Agreement was amended on April 27, 2005.
For the purposes of this Agreement, a Change of Control has substantially the same meaning as in the Change of Control Agreements with other executive officers, as described above, but also includes certain changes in the composition of the Board of Directors and certain other acquisitions of AMETEK or its shares.
In the event Mr. Hermance’s employment is terminated by the Company without cause or by Mr. Hermance for good reason prior to and not in anticipation of a Change of Control, he will receive a severance payment in an amount equal to two times his annual base salary for the preceding year, and two times (a) his current year’s targeted bonus, if established, or (b) if not established, the average of his bonuses for the two preceding years. In addition, his health and disability insurance and death benefits will be continued under the same terms as are provided for other executives as described above, but only for a period of up to two years, and certain other executive perquisites will be continued for up to two years.
If Mr. Hermance’s employment is terminated by the Company without cause or by Mr. Hermance for good reason, in anticipation of, upon or at any time following a Change of Control, he will receive a lump sum cash payment equal to 2.99 times the sum of (i) his annual base salary for the preceding year, and (ii) his current year’s targeted bonus, if established, or, if not established, the average of his bonuses for the two preceding years. In such an event, AMETEK will continue Mr. Hermance’s health and disability insurance and death benefits in the same manner as are provided for other executives as described above, and certain other executive perquisites will be continued for up to two years.
In the event Mr. Hermance’s employment is terminated by the Company without cause or by Mr. Hermance for good reason, or in the event of a Change of Control, whether or not Mr. Hermance’s employment is terminated, all stock options awarded to Mr. Hermance will immediately become 100% vested, the restrictions on all restricted shares will immediately lapse, and Mr. Hermance will have one year to exercise any non-qualified stock options.

Further, should the total payments to Mr. Hermance under the terms of the Agreement be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, AMETEK will make an additional payment to Mr. Hermance such that after payment of all excise taxes and any other taxes payable in respect to the additional payment, Mr. Hermance shall retain the same amount as if no excise tax had been imposed.
Pursuant to a Supplemental Senior Executive Death Benefit Program (the “Program”), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $5,833 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive’s average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.
To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Hermance, Molinelli, and Neupaver are participants in the Program.
Messrs. Chlebek, Jones and Zapico are among the executives covered by the 2004 Executive Death Benefit Plan. The retirement benefit under this Plan is an account balance, which is based on a targeted benefit. The benefit is targeted to be the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual value of the benefit will vary based on the performance of certain investments selected by AMETEK. The maximum salary on which the benefit can be based is $500,000. AMETEK is required to pay death benefits to the designated beneficiaries of the covered executive. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80. If the covered executive retires, or reaches age 65 while on disability, the Plan provides for a lump-sum payment at retirement or a deferred lump-sum payment at or before age 70.

STOCK OWNERSHIP
The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. (See page 13 for a discussion of executive officers’ stock ownership guidelines.)
The Board of Directors established stock ownership guidelines for Non-Employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, Non-Employee Directors are expected to own, by the end of a five-year period, AMETEK shares having a value equal to at least five times their annual retainer. Each Non-Employee Director has exceeded his or her required AMETEK stock ownership level of five times his or her annual retainer.
The following table shows the number of shares of AMETEK Common Stock that the Directors, the executive officers listed on the Summary Compensation Table on page 16, and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the Supplemental Executive Retirement Plan (“SERP”) as of February 6, 2006.

	Number of Shares and
	Nature of Ownership (1)
	Outstanding					Total
	Shares	Right to				Beneficial
	Beneficially	Acquire		Percent		and SERP
Name	Owned	(2)	Total	of Class	SERP	Ownership
R. W. Chlebek, Officer	19,790	24,700	44,490	*	15,122	59,612
L. G. Cole, Director	32,250	875	33,125	*	—	33,125
H. N. Friedlaender, Director	85,034	875	85,909	*	—	85,909
S. S. Gordon, Director	82,250	875	83,125	*	—	83,125
F. S. Hermance, Director and Officer	764,312	388,853	1,153,165	1.6%	76,226	1,229,391
C. D. Klein, Director (3)	143,716	875	144,591	*	—	144,591
S. W. Kohlhagen, Nominee	—	—	—	*	—	—
J. R. Malone, Director	42,250	875	43,125	*	—	43,125
J. J. Molinelli, Officer	161,474	213,982	375,456	*	28,293	403,749
A.J. Neupaver, Officer (resigned 1/31/06)	87,813	80,875	168,688	*	27,000	195,688
D. P. Steinmann, Director (4)	222,838	875	223,713	*	—	223,713
E. R. Varet, Director (5)	565,624	875	566,499	*	—	566,499
D. K. Williams, Nominee	—	—	—	*	—	—
D. A. Zapico, Officer	47,532	34,700	82,232	*	5,047	87,279
Directors and Executive Officers as a Group (17 persons) including individuals named above	2,243,479	858,261	3,101,740	4.4%	158,696	3,260,436

* Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1)	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.
(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of February 6, 2006.
(3)	Includes 4,000 shares owned by Mr. Klein’s adult children through a trust for which Mr. Klein’s wife is the trustee and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 42,666 shares, as to 38,666 shares of which such power is shared with Mr. Steinmann and others.
(4)	Includes 14,848 shares of which 10,400 shares are owned by Mr. Steinmann’s wife and 4,448 shares are owned by Mr. Steinmann’s adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 162,588 shares, as to 74,206 shares of which such power is shared with Ms. Varet and others, and as to 38,666 shares of which such power is shared with Mr. Klein and others.
(5)	Includes 26,800 shares of which 20,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary, 3,600 shares are owned by Ms. Varet’s adult children, and 3,200 shares are owned by an estate of which Ms. Varet’s husband is an executor, and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 488,374 shares, as to 74,206 shares of which such power is shared with Mr. Steinmann and others.

OTHER BENEFICIAL OWNERSHIP
The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 10, 2006.

Name and Address of	Nature of Beneficial
Beneficial Owner	Ownership	Number of Shares	Percent of Class
T. Rowe Price Associates, Inc.	Sole voting power for
100 E. Pratt Street	765,700 shares and sole
Baltimore, MD 21202	dispositive power (1)	4,561,100	6.4%

Gabelli Funds LLC	Sole voting and
One Corporate Center	dispositive power (2)
Rye, NY 10580-1434		873,000

GAMCO Investors, Inc.	Sole voting power for
One Corporate Center	2,941,531 shares, and
Rye, NY 10580-1434	sole dispositive power (2)	3,076,331
	TOTAL	3,949,331	5.6%

(1)	Based on Schedule 13G filed on February 13, 2006. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based on Schedule 13F filed on February 13, 2006.
COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK’s Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of AMETEK’s Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than 10% of AMETEK’s Common Stock; to AMETEK’s knowledge, there currently are no holders of more than 10% of AMETEK’s Common Stock. To AMETEK’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 2005, AMETEK’s officers and Directors were in compliance with all Section 16(a) filing requirements.

STOCK PERFORMANCE GRAPH
The following graph and accompanying table compare the cumulative total shareholder return for AMETEK, Inc. for the five years ended December 31, 2005 with the total returns for the same period for the Russell 1000 Index and the Dow Jones U.S. Electrical Components and Equipment Group (“DJEE”). The performance graph and table assume an initial investment of $100 on December 31, 2000, and the reinvestment of all dividends.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

AMETEK, Inc.	$100.00	$123.97	$150.62	$190.01	$283.26	$339.82
RUSSELL 1000*	100.00	87.55	68.59	89.10	99.26	105.48
DJEE*	100.00	70.58	42.09	69.21	64.19	65.88

*	Includes AMETEK.

OTHER BUSINESS
AMETEK is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.
By Order of the Board of Directors
Kathryn E. Sena
Corporate Secretary
Dated: March 17, 2006
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless contrary instructions have been received. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder residing at such an address wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 59 Maiden Lane, New York, NY 10038. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.
ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS
AND ANNUAL REPORTS
To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company.

AMETEK, Inc.
ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS
(Appendix A to Proxy Statement)

AMETEK, INC.

SELECTED FINANCIAL DATA

	2005	2004		2003		2002		2001
	(Dollars and shares in millions, except per share amounts)

Consolidated Operating Results (Years Ended December 31)
Net sales	$1,434.5	$1,232.3		$1,091.6		$1,040.5		$1,019.3
Operating income(1) (2)	$239.4	$196.2		$156.8		$148.7		$109.6
Interest expense	$(32.9)	$(28.3)		$(26.0)		$(25.2)		$(27.9)
Net income(1) (2)	$140.6	$112.7		$87.8		$83.7		$66.1
Earnings per share:(1) (2)
Basic	$2.03	$1.66		$1.32		$1.27		$1.01
Diluted	$1.99	$1.63		$1.30		$1.24		$0.99
Dividends declared and paid per share	$0.24	$0.24		$0.12		$0.12		$0.12
Weighted average common shares outstanding:
Basic	69.2	67.8		66.3		65.8		65.7
Diluted	70.7	69.3		67.6		67.3		66.9
Performance Measures and Other Data
Operating income — Return on sales	16.7%	15.9%		14.4%		14.3%		10.7%
— Return on average total assets	15.0%	14.9%		14.0%		14.4%		11.6%
Net income — Return on average total capital	11.0%	10.9%		10.0%		10.4%		8.9%
— Return on average stockholders’ equity	19.2%	19.0%		18.5%		22.2%		21.5%
EBITDA(3)	$275.8	$233.4		$191.1		$180.4		$157.8
Ratio of EBITDA to interest expense(3)	8.4x	8.2	x	7.4	x	7.2	x	5.7x
Depreciation and amortization	$39.4	$39.9		$35.5		$33.0		$46.5
Capital expenditures	$23.3	$21.0		$21.3		$17.4		$29.4
Cash provided by operating activities(4)	$165.9	$161.3		$159.3		$103.7		$101.1
Free cash flow(4)	$142.6	$140.3		$138.0		$86.3		$71.7
Ratio of earnings to fixed charges	6.4x	6.2	x	5.5	x	5.3	x	3.7x
Consolidated Financial Position (at December 31)
Current assets	$556.3	$461.9		$378.6		$350.6		$379.3
Current liabilities	$405.8	$272.8		$289.2		$261.4		$336.2
Property, plant, and equipment	$228.5	$207.5		$213.6		$204.3		$214.5
Total assets	$1,780.6	$1,420.4		$1,217.1		$1,030.0		$1,039.5
Long-term debt	$475.3	$400.2		$317.7		$279.6		$303.4
Total debt	$631.4	$450.1		$424.4		$390.1		$470.8
Stockholders’ equity	$805.6	$659.6		$529.1		$420.2		$335.1
Stockholders’ equity per share	$11.43	$9.60		$7.90		$6.35		$5.11
Total debt as a percentage of capitalization	43.9%	40.6%		44.5%		48.1%		58.4%

See notes to Selected Financial Data on page A-3.

Notes to Selected Financial Data

(1)	Amounts in 2001 included unusual pretax charges totaling $23.3 million, or $15.3 million after tax ($0.23 per diluted share). The charges were for employee reductions, facility closures and asset writedowns. The year 2001 also included a tax benefit and related interest income of $10.5 million on an after-tax basis ($0.16 per diluted share) resulting from the closure of several tax years.

(2)	Amounts in 2001 included the amortization of goodwill. Beginning in 2002, goodwill was no longer permitted to be amortized under new accounting rules. Had the Company not amortized goodwill in 2001, net income and diluted earnings per share in 2001 would have been higher by $10.2 million and $0.15 per diluted share, respectively .

(3)	EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The table below presents the reconciliation of net income reported in accordance with U.S. GAAP to EBITDA.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In millions)

Net income	$140.6	$112.7	$87.8	$83.7	$66.1

Add (deduct):
Interest expense	32.9	28.3	26.0	25.2	27.9
Interest income	(0.7)	(0.6)	(0.5)	(0.7)	(1.0)
Income taxes	63.6	53.1	42.3	39.2	18.3
Depreciation	35.0	36.8	34.2	32.5	33.2
Amortization	4.4	3.1	1.3	0.5	13.3

Total adjustments	135.2	120.7	103.3	96.7	91.7

EBITDA	$275.8	$233.4	$191.1	$180.4	$157.8

(4)	Free cash flow represents cash flow from operating activities, before the effects of an accounts receivable securitization program, less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 3 above). The table below presents the reconciliation of cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In millions)

Cash provided by operating activities (U.S. GAAP basis)	$165.9	$161.3	$159.3	$103.7	$56.1
Add: Receivable securitization transactions	—	—	—	—	45.0

Total cash from operating activities (before receivable securitization transactions)	165.9	161.3	159.3	103.7	101.1
Deduct: Capital expenditures	(23.3)	(21.0)	(21.3)	(17.4)	(29.4)

Free cash flow	$142.6	$140.3	$138.0	$86.3	$71.7

AMETEK, INC.,
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. For more information concerning risks and other factors that could have a material adverse effect on our business, or could cause actual results to differ materially from management’s expectations, see “Forward-Looking Information” on page A-15.

The following discussion and analysis of the Company’s results of operations and financial condition should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix.

Business Overview

As a multinational business, AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversification, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. In 2005, the Company experienced improved market conditions in most of its differentiated businesses. Strong internal growth and recent acquisitions, combined with successful Operational Excellence initiatives, enabled the Company to post another year of record sales, operating income, net income, and diluted earnings per share in 2005. In addition to achieving its financial objectives, the Company also continued to make progress on its strategic initiatives under AMETEK’s four growth strategies: Operational Excellence, Strategic Acquisitions and Alliances, Global and Market Expansion, and New Products. Highlights of 2005 follow:

•	Sales were $1.4 billion, an increase of 16.4% from 2004 on solid internal growth in each of the Company’s business segments, the Electronic Instruments Group (“EIG”) and the Electromechanical Group (“EMG”), and contributions from the three acquisitions completed during the year:

•	In June 2005, the Company acquired SPECTRO, which has expanded the Company’s elemental analysis capabilities in metal production and processing, environmental testing, hydrocarbon processing, aerospace, food processing, and pharmaceutical markets.

•	In September 2005, the Company acquired Solartron, which has broadened the Company’s analytical instrumentation product offerings for the process, laboratory and other industrial markets, expanding the Company’s geographic reach and capitalizing on significant synergies with the Company’s existing businesses.

•	In October 2005, the Company acquired HCC, which provides the Company with a new platform for the Company’s Electromechanical Group in the rapid design and production of hermetic (moisture-proof) connectors, terminals, headers and microelectronic packages for customer-specific applications.

•	As the Company continues to grow globally, it continues to achieve an increasing level of international sales. With this increase in international sales comes the potential for more exposure to foreign currency fluctuation. In 2005, foreign currency translation had a minimal positive impact on sales and a negligible impact on earnings. International sales, including U.S. export sales, represented 45.7% of consolidated sales in 2005, compared with 43.5% of sales in 2004.

•	The Company’s Operational Excellence strategy is directed toward lowering its overall cost structure, and includes the ongoing transition of a portion of the Company’s motor and instrument production to low-cost manufacturing facilities in Mexico, China and the Czech Republic. The Company believes this strategy had a positive impact on its operating results in 2005. Segment operating margins increased to 18.6% of sales in 2005, from 17.9% of sales in 2004.

•	Higher earnings resulted in cash flow from operating activities that totaled $165.9 million, a 2.9% increase from 2004. At year-end 2005, the debt-to-capital ratio was 43.9%, compared with 40.6% at the end of 2004. The modest increase in the debt-to-capital ratio in 2005 was a result of the Company increasing its borrowings in the second half of the year to partially finance $340.7 million spent on the 2005 acquisitions.

•	The Company continued its emphasis on investment in research, development and engineering, spending $75.9 million in 2005 before customer reimbursement of $8.9 million, an increase of 15.0% over 2004. Sales from products introduced in the last three years increased 31.7% in 2005 over 2004 to $229.9 million.

Results of Operations

The following table sets forth net sales and income of the Company by business segment and on a consolidated basis for the years ended December 31, 2005, 2004, and 2003:

	Years Ended December 31,
	2005	2004	2003
	(In thousands)

Net Sales(1):
Electronic Instruments	$808,493	$667,418	$561,879
Electromechanical	625,964	564,900	529,743

Total net sales	$1,434,457	$1,232,318	$1,091,622

Income:
Segment operating income(2):
Electronic Instruments	$166,423	$126,372	$94,976
Electromechanical	100,347	94,250	84,151

Total segment operating income	266,770	220,622	179,127
Corporate administrative and other expenses	(27,361)	(24,388)	(22,366)

Consolidated operating income	239,409	196,234	156,761
Interest and other expenses, net	(35,201)	(30,455)	(26,674)

Consolidated income before income taxes	$204,208	$165,779	$130,087

(1)	After elimination of intra - and intersegment sales, which are not significant in amount.

(2)	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Year Ended December 31, 2005, Compared with Year Ended December 31, 2004

Results of Operations

In 2005, the Company posted record sales, operating income, net income, and diluted earnings per share. The Company achieved these results from acquisitions, internal growth in both its EIG and EMG groups, and cost reduction programs. The Company experienced improved market conditions in most of its businesses in 2005.

The Company reported sales for 2005 of $1,434.5 million, an increase of $202.1 million or 16.4% from sales of $1,232.3 million in 2004. Net sales for EIG were $808.5 million in 2005, an increase of 21.1% from sales of $667.4 million in 2004. EIG’s internal sales growth was 4.6% in 2005, driven by strength in its high-end analytical instruments business and the aerospace and power businesses. The acquisitions of SPECTRO in June 2005, Solartron in September 2005, and Taylor Hobson in June 2004 also contributed to the sales growth. Net sales for EMG were $626.0 million in 2005, an increase of 10.8% from sales of $564.9 million in 2004. EMG’s internal sales growth was 4.2% in 2005, driven by the Group’s differentiated businesses, partially offset by flat market conditions within the Group’s cost-driven businesses. The acquisitions of HCC in October 2005 and Hughes-Treitler in July 2004 also contributed to the sales increase.

Total international sales for 2005 increased to $655.9 million or 45.7% of consolidated sales, an increase of $119.3 million or 22.2% when compared with international sales of $536.6 million or 43.5% of consolidated sales in 2004. The increase in international sales resulted from the acquisitions previously mentioned as well as increased international sales from base businesses. Increased international sales came mainly from sales to Europe and Asia by both operating groups. Export shipments from the United States, which are included in total international sales, were $267.3 million in 2005, an increase of 15.2% compared with $232.0 million in 2004.

New orders for 2005 were $1,534.3 million, compared with $1,287.0 million for 2004, an increase of $247.3 million or 19.2%. Most of the increase in orders was driven by demand in the Company’s differentiated businesses, led by the Company’s aerospace and process businesses as well as the 2005 acquisitions mentioned above. The order backlog at December 31, 2005 was $440.7 million, compared with $340.9 million at December 31, 2004, an increase of $99.8 million or 29.3%. The increase in backlog was due mainly to the 2005 acquisitions. Backlog increases were also reported by many of the Company’s base differentiated businesses.

Segment operating income was $266.8 million for 2005, an increase of $46.2 million, or 20.9%, compared with segment operating income of $220.6 million for 2004. Segment operating margins in 2005 were 18.6% of sales, an increase from 17.9% of sales in 2004. The increase in segment operating income was due to higher sales from the Company’s differentiated businesses. Approximately half of the increase in operating income was from the recent acquisitions. The margin improvement came entirely from the Company’s base differentiated businesses.

Selling, general, and administrative (SG&A) expenses were $171.6 million in 2005, compared with $135.5 million in 2004, an increase of $36.1 million or 26.6%. As a percentage of sales, SG&A expenses were 12.0% in 2005, compared with 11.0% in 2004. Selling expenses, as a percentage of sales, increased to 10.1% in 2005, compared with 9.1% in 2004. The selling expense increase and the corresponding increase in selling expenses as a percentage of sales were due primarily to business acquisitions. The Company’s acquisition strategy generally is to acquire differentiated businesses, which, because of their distribution channels and higher marketing costs, tend to have a higher rate of selling expenses. Base business selling expenses increased 5.0%, which approximates internal sales growth for 2005.

Corporate administrative expenses were $27.4 million in 2005, an increase of $3.0 million or 12.3%, when compared with 2004. The increase in corporate expenses is the result of higher restricted stock amortization expense related to the Company’s 2004 change in its long-term incentive compensation program, and higher personnel costs necessary to grow the Company. The Company expects administrative expenses to increase in 2006 due to expected continued growth in the business. As a percentage of sales, corporate administrative expenses were 1.9% in 2005, which is slightly lower than in 2004.

After deducting corporate administrative expenses, consolidated operating income was $239.4 million in 2005, an increase of $43.2 million or 22.0% when compared with $196.2 million in 2004. This represents an operating margin of 16.7% of sales for 2005 compared with 15.9% of sales in 2004.

Interest expense was $32.9 million in 2005, an increase of 16.1% compared with $28.3 million in 2004. The increase was due to higher average borrowing levels to fund the 2005 acquisitions, and higher average interest rates.

The effective tax rate for 2005 was 31.1% compared with 32.0% in 2004. The reduction in the effective tax rate was primarily due to the realization of tax benefits stemming from the Company’s worldwide tax planning activities and other adjustments.

Net income for 2005 was $140.6 million, an increase of $27.9 million, or 24.8%, from $112.7 million in 2004. Diluted earnings per share rose 22.1% to $1.99 per share, an increase of $0.36, when compared with $1.63 per diluted share in 2004.

Operating Segment Results

EIG’s sales were $808.5 million in 2005, an increase of $141.1 or 21.1% from 2004 sales of $667.4 million. The sales increase was due to internal growth in EIG’s aerospace, process and analytical instruments, and industrial markets and the acquisitions of Taylor Hobson in 2004 and SPECTRO and Solartron in 2005. Internal growth accounted for 4.6% of the 21.1% increase. The acquisitions accounted for the remainder of the sales increase.

EIG’s operating income for 2005 increased to $166.4 million from $126.4 million in 2004, an increase of $40.0 million, or 31.7%. The increase in operating income was due to higher sales. Approximately half of the increase in operating income was from the acquisitions mentioned above. Both years included one-time pretax gains; 2005 included a gain of $4.3 million from the sale of a facility, and 2004 included a gain of $5.3 million from the settlement of an insurance claim. Operating margins of EIG improved to 20.6% of sales for 2005 compared with operating margins of 18.9% of sales in 2004 due to production efficiencies in the Group’s base businesses.

EMG’s sales for 2005 were $626.0 million, an increase of $61.1 million or 10.8%, compared with sales of $564.9 million in 2004. The sales increase was due in part to internal growth, particularly in the Group’s differentiated businesses, which accounted for 4.2% of the 10.8% sales increase. The acquisitions of Hughes-Treitler in 2004 and HCC in October 2005 as well as $2.3 million of favorable foreign currency translation effects accounted for the remainder of the sales increase.

EMG’s operating income for 2005 increased to $100.3 million from $94.3 million in 2004, an increase of $6.0 million or 6.4%. EMG’s increase in operating income was due to higher sales from its differentiated businesses, which include the recent acquisitions mentioned above. Operating margins of EMG were 16.0% of sales in 2005 compared with operating margins of 16.7% of sales in 2004. The decrease in operating margins was the result of unfavorable changes in product mix within the Group’s cost-driven motor businesses.

Year Ended December 31, 2004, Compared with Year Ended December 31, 2003

Results of Operations

In 2004, the Company posted record sales, operating income, net income, and diluted earnings per share. The Company achieved these results from an improving economy, internal growth in its EIG and EMG groups, acquisitions and cost reduction programs. The Company experienced improved market conditions in most of its businesses in 2004. Sales and orders continued to benefit from the broad-based economic improvement impacting the Company’s short-cycle businesses as well as improvement in its long-cycle aerospace business. The Company’s cost-driven floor care and specialty motors businesses were mainly flat in 2004.

The Company reported sales for 2004 of $1,232.3 million, an increase of $140.7 million or 12.9% from sales of $1,091.6 million in 2003. Net sales for EIG were $667.4 million in 2004, an increase of 18.8% from sales of $561.9 million in 2003. The 2004 sales increase for EIG was driven by the acquisitions of Taylor Hobson in June 2004 and Chandler Instruments in August 2003. Strength in the high-end analytical instruments business, the heavy-vehicle instruments business, and the aerospace and power businesses also contributed to the increase. Net sales for EMG were $564.9 million in 2004, an increase of 6.6% from sales of $529.7 million in 2003 primarily driven by strength in its differentiated businesses and the acquisition of Hughes-Treitler in July 2004. The Group’s cost-driven floor care and specialty motors businesses were mainly flat in 2004. Strengthening foreign currencies also contributed $22.5 million to the overall sales increase, primarily from the British pound and the euro. The noted acquisitions increased 2004 sales by $53.6 million or 4.3%.

Total international sales for 2004 increased to $536.5 million or 43.5% of consolidated sales, an increase of $100.8 million when compared with $435.7 million or 39.9% of sales in 2003. The increase in international sales primarily resulted from the acquisitions previously mentioned as well as increased international sales from base businesses. Export shipments from the United States, which are included in total international sales, were $232.0 million in 2004, an increase of 15.5% compared with $200.8 million in 2003.

New orders for 2004 were $1,287.0 million, compared with $1,136.9 million for 2003, an increase of $150.1 million or 13.2%. The order backlog at December 31, 2004 was $340.9 million, compared with $286.2 million at December 31, 2003, an increase of $54.7 million or 19.1%. The increase in orders and backlog was due mainly to the two acquisitions completed in 2004 along with increased order levels primarily in the Company’s differentiated businesses.

Segment operating income was $220.6 million for 2004, an increase of 23.2%, compared with segment operating income of $179.1 million for 2003. Segment operating margins in 2004 were 17.9% of sales, an increase from 16.4% of sales in 2003. The increase in segment operating income resulted from higher sales from the Company’s differentiated businesses. Approximately half of the increase in operating income was from the recent acquisitions. The increase in segment operating margins came from improved performance by the Company’s differentiated businesses. Segment operating income for 2004 also included a $5.3 million pretax gain from the settlement of a flood insurance claim involving a manufacturing plant.

SG&A expenses were $135.5 million in 2004, compared with $115.2 million in 2003, an increase of $20.3 million or 17.6%. As a percentage of sales, SG&A expenses were 11.0% in 2004, compared with 10.6% in 2003. Selling expenses, as a percentage of sales, increased to 9.1% in 2004, compared to 8.5% in 2003. The selling expense increase, and the corresponding increase as a percentage of sales, was due primarily to the acquired businesses. The acquisitions added 1.2% to selling expense in 2004 as a percentage of sales. The Company’s acquisition strategy generally is to acquire differentiated businesses, which because of their distribution channels and higher marketing costs tend to have higher selling expenses. Selling expense, as a percentage of sales by base businesses was lower when compared with 2003, reflecting the Company’s focus on cost reduction initiatives as a part of its Operational Excellence strategy.

Corporate administrative expenses were $24.4 million in 2004, an increase of $2.0 million or 9.0%, when compared with 2003. As a percentage of sales, corporate administrative expenses were 2.0% in 2004, which was unchanged from 2003. The increase in 2004 corporate expenses was primarily the result of higher legal, professional and consulting fees as well as higher overall compensation expenses. The higher professional and consulting fees were primarily the result of the Company’s Sarbanes-Oxley compliance initiatives associated with reporting on the Company’s internal controls for 2004. Corporate administrative expenses in 2003 included a $2.1 million one-time, noncash expense, from the accelerated cost recognition due to the vesting of a restricted stock grant.

After deducting corporate administrative expenses, consolidated operating income was $196.2 million, an increase of $39.4 million or 25.2% when compared with $156.8 million in 2003. This represented an operating margin of 15.9% of sales for 2004 compared with 14.4% of sales in 2003.

Interest expense was $28.3 million in 2004, an increase of 8.9% compared with $26.0 million in 2003. The increase was due to higher average interest rates on British pound borrowings incurred in connection with acquisitions in the United Kingdom in 2004 and 2003. Other expenses increased by $1.5 million, to $2.1 million in 2004 as a result of broad increases in non-operating expenses, including bank fees and expenses associated with acquisitions not consummated.

The effective tax rate for 2004 was 32.0% compared with 32.5% in 2003. The tax rate in 2004 reflected higher tax benefits in connection with U.S. export sales. The 2003 tax rate reflected the nondeductibility of the noncash expense from the acceleration of restricted stock expense, mentioned earlier.

Net income for 2004 was $112.7 million, an increase of $24.9 million, or 28.4%, from $87.8 million in 2003. Diluted earnings per share rose 25.4% to $1.63 per share, an increase of $0.33, when compared with $1.30 per diluted share in 2003.

Operating Segment Results

EIG’s sales were $667.4 million in 2004, an increase of 18.8% from 2003 sales of $561.9 million. The sales increase was primarily from the 2004 Taylor Hobson acquisition and the 2003 Chandler Instruments acquisition, internal sales growth from strength in the Group’s high-end analytical instrumentation, heavy-vehicle, and aerospace businesses as well as a favorable foreign currency translation impact of $7.4 million. The acquisitions increased 2004 group sales by $62.5 million or 9.4%.

EIG’s operating income for 2004 increased to $126.4 million from $95.0 million in 2003, an increase of $31.4 million, or 33.1%. The increase in operating income was driven by higher sales. The recent acquisitions accounted for approximately half of the operating income increase. Operating income for EIG for 2004 also included a $5.3 million pretax gain from the insurance settlement of a flood claim at one of the Group’s manufacturing plants. The flood gain resulted from the finalization of the Company’s claim for damage to the building, its contents, and the operating assets affected by the flood as well as settlement of business interruption and other expenses. As a result of the flood, the Company ceased operations at this site. Operating margins of EIG improved to 18.9% of sales for 2004 compared with operating margins of 16.9% of sales in 2003.

EMG’s sales for 2004 were $564.9 million, an increase of $35.2 million or 6.6%, compared with sales of $529.7 million in 2003. The sales increase was a result of the Hughes-Treitler acquisition and $15.1 million of favorable foreign currency translation effects as well as strength in the Group’s differentiated businesses. The Group’s cost-driven floor care and specialty motors businesses were mainly flat in 2004. The Hughes-Treitler acquisition accounted for approximately 2.6% of the Group’s sales increase.

EMG’s operating income for 2004 increased to $94.3 million from $84.2 million in 2003, an increase of $10.1 million or 12.0%. The increase in operating income was the result of higher sales by the Group’s differentiated businesses, including the acquisition mentioned above, which accounted for approximately one-third of the increase. In the fourth quarter of 2004, the group incurred $2.5 million of expense related to severance and the acceleration of depreciation expense associated with the planned movement of production to low-cost manufacturing locales. The Group’s operating margins for 2004 improved to 16.7% of sales compared with operating margins of 15.9% of sales in 2003, due to the strength in the Group’s differentiated businesses.

Liquidity and Capital Resources

Cash provided by operating activities totaled $165.9 million for 2005, compared with $161.3 million in 2004, an increase of $4.6 million, or 2.9%. The increase in operating cash flow was primarily the result of higher earnings, partially offset by higher overall operating working capital requirements, mainly driven by the growth of the Company’s business to meet the increased sales levels. In 2005, the Company contributed $10.8 million to its defined benefit pension plans compared with $6.1 million contributed in 2004. During 2004, the Company’s operating activities also included $13.8 million of net cash from insurance proceeds and refunds from prior years’ tax returns. Free cash flow (operating cash flow less capital spending) was $142.6 million in 2005, slightly higher than in 2004. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $275.8 million in 2005, compared with $233.4 million in 2004, an 18.2% improvement. Free cash flow and EBITDA are presented because the Company is aware that they are measures that are used by third parties in evaluating the Company. (See table on page A-3 for a reconciliation of U.S. GAAP measures to comparable non-GAAP measures).

Cash used for investing activities was $361.8 million for 2005, compared with $154.5 million in 2004. In 2005, the Company acquired SPECTRO for $97.7 million in cash, Solartron for $76.9 million in cash, and HCC for $163.6 million in cash (each is net of cash received). In addition, the Company acquired two small technology lines for cash, bringing the total cash outlay for acquisitions in 2005 to $340.7 million, including transaction costs, and net of cash received with the acquisitions. In 2004, the Company acquired Taylor Hobson and Hughes-Treitler for $143.5 million of cash, net of cash received. Additions to property, plant and equipment totaled $23.3 million in 2005, compared with $21.0 million in 2004.

Cash provided by financing activities totaled $196.8 million in 2005, compared with $15.5 million in 2004. In 2005, total borrowings, net of repayments, increased by $197.5 million, compared with a net increase of $15.5 million in 2004. The net increase in long-term borrowings was $91.8 million in 2005 compared with a net increase of $71.1 million in 2004. Short-term borrowings increased $105.7 million in 2005, compared with a decrease of $55.6 million in 2004. In 2005, long-term borrowings included a new 50 million euro ($59.2 million) ten-year term loan, which was completed in the third quarter of 2005, to finance the acquisition of SPECTRO. Additionally, 21.5 million British pounds (approximately $37.0 million) was outstanding at December 31, 2005 related to a floating term loan due in annual installments over a 5-year period to finance a portion of the price to purchase Solartron in September 2005, along with $162.0 million borrowed under the Company’s $300 million revolving credit facility and the accounts receivable securitization program to acquire HCC in October 2005. The euro and British pound borrowings provide natural hedges of the Company’s investment in the German-based SPECTRO business and the United Kingdom-based Solartron business. The Company had available borrowing capacity of $201.9 million under its $300 million revolving bank credit facility, and had fully utilized its $75.0 million accounts receivable securitization facility at December 31, 2005. The revolving bank credit facility was amended in June 2005 to extend its expiration date from February 2009 to June 2010. The amendment also lowered the Company’s cost of capital, reduced the number of financial covenants required, and eased or removed other financial restrictions. It also added an “accordion feature” that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the term of the revolving credit agreement. Extension of the credit facility provides the Company with increased flexibility to support its growth plans.

At December 31, 2005, total debt outstanding was $631.4 million compared with $450.1 million at December 31, 2004. The debt-to-capital ratio was 43.9% at December 31, 2005, compared with 40.6% at December 31, 2004. The increased debt-to-capital ratio was the result of the additional borrowing used to partially finance the 2005 acquisitions. The Company’s debt agreements contain various covenants including limitations on indebtedness and dividend payments, and maintenance of certain financial ratios. At December 31, 2005 and 2004, the Company was in compliance with the debt covenants.

In 2005, net cash proceeds from the exercise of employee stock options were $16.2 million, essentially unchanged from 2004. Cash dividends paid in 2005 were $16.8 million, comparable to the amount paid in 2004.

There were no repurchases of the Company’s common stock in 2005 or 2004. As of December 31, 2005, $52.4 million was available, under the current Board authorization, for future share repurchases.

The following table summarizes AMETEK’s contractual cash obligations at December 31, 2005, and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years.

	Payments Due
		Less	One to	Four to	After
		Than	Three	Five	Five
Contractual Obligations	Total	One Year	Years	Years	Years
	(In millions)

Long-term debt	$475.3	$—	$236.0	$109.9	$129.4
Revolving credit loans(a)	71.2	71.2	—	—	—
Other indebtedness(b)	84.9	84.9	—	—	—

Total debt	631.4	156.1	236.0	109.9	129.4
Interest on long-term fixed- rate debt	133.2	27.8	48.2	21.9	35.3
Noncancelable operating leases	49.1	9.3	11.7	6.5	21.6
Purchase obligations(c)	129.4	119.7	8.7	1.0	—
Employee severance and other	11.5	10.4	1.1	—	—

Total	$954.6	$323.3	$305.7	$139.3	$186.3

(a)	Although not contractually obligated, the Company expects to have the capability to repay this obligation within one year as permitted in the credit agreement. Accordingly, $71.2 million is classified as short-term debt at December 31, 2005.

(b)	Amount includes $75 million under the accounts receivable securitization program, which is classified as short-term borrowings at December 31, 2005.

(c)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

Other Commitments

The Company has standby letters of credit and surety bonds of approximately $31.5 million related to performance and payment guarantees. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

Although it has not done so in recent years, the Company may, from time to time, redeem, tender for, or repurchase its long-term debt in the open market or in privately negotiated transactions depending upon availability, market conditions and other factors.

As a result of all of the Company’s cash flow activities in 2005, cash and cash equivalents at December 31, 2005 totaled $35.5 million, compared with $37.6 million at December 31, 2004. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, and available financing alternatives, to enable it to meet operating needs and contractual commitments.

Transactions with Related Parties

A member of the Company’s Board of Directors is also of counsel to the law firm of Stroock & Stroock & Lavan LLP, with which the Company has a business relationship. In 2005, Stroock & Stroock & Lavan LLP billed fees to the Company in the aggregate for services rendered, primarily related to business acquisitions, of $1,438,000.

Critical Accounting Policies

The Company has identified its most critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations, and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to management’s discussion and analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions, or assessments whereby materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 of the “Notes to Consolidated Financial Statements,” included elsewhere in this report.

•	Revenue Recognition. The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, we recognize revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. We have agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized in the statement of income. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience. At December 31, 2005, 2004 and 2003, the accrual for future warranty obligations was $9.4 million, $7.3 million and $6.9 million, respectively. Acquisitions primarily accounted for the increase in 2005. The Company’s expense for warranty obligations approximated $7.2 million in 2005 and $5.0 million each year in 2004 and 2003. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience, and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns, allowances and warranty amounts are higher than past experience, additional warranty accruals may be required.

•	Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables was $7.6 million at December 31, 2005 and 2004.

•	Inventories. The Company uses the last-in, first-out (LIFO) method of accounting for approximately 50% of its inventories. The first-in, first-out (FIFO) method, which approximates current replacement cost, is used to determine cost for the remainder. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was approximately $28.4 million and $28.8 million at December 31, 2005 and 2004, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties, and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

•	Goodwill. The Company accounts for goodwill under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, goodwill is not amortized; rather, it is tested for impairment at least annually.

SFAS 142 requires a two-step impairment test for goodwill. The first step is to compare the carrying amount of the Company’s reporting unit’s assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record such impairment losses. The determination of the fair value of the Company’s reporting units is based, among other things, on estimates of future operating performance of the reporting unit being valued. Changes in interest rates and market conditions, among other factors, may have an impact on these estimates. The Company’s acquisitions have generally included a large goodwill component and the Company expects to continue to make acquisitions. At December 31, 2005, goodwill totaled $785.2 million or 44.1% of the Company’s total assets. The Company performed its required annual impairment test in the fourth quarter of 2005 and determined that the Company’s goodwill was not impaired. There can be no assurance that goodwill impairment will not occur in the future.

•	Pensions.

       U.S. Defined Benefit Plans

The Company has defined benefit and defined contribution pension plans. AMETEK accounts for its defined benefit pension plans in accordance with SFAS 87, Employers’ Accounting for Pensions, which requires that amounts recognized in the financial statements be determined on an actuarial basis. The accounting requirements have no effect on funding of the pension plans. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the year-end valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate for 2005, the Company considered rates of return on high-quality, fixed-income investments. The discount rate used in determining the 2005 pension cost was 5.75% for U.S. defined benefit pension plans. The discount rate used for determining the funded status of the plans at December 31, 2005, and determining the 2006 U.S. defined benefit pension plan cost is 5.65%. In estimating this rate, the Company’s actuaries developed a customized discount rate appropriate to the plans’ projected benefit cash flow based on yields derived from a database of long-term bonds at consistent maturity dates. The Company used an expected long-term rate of return on plan assets for U.S. defined benefit pension plans for 2005 of 8.5% and will use an expected long-term rate of 8.25% for 2006. The Company determines its expected long-term rate of return based primarily on its expectation of future returns for the pension plans’ investments. Additionally, the Company considers historical returns on comparable fixed- income investments and equity investments, and adjusts its estimate as deemed appropriate. The rate of compensation increase used in determining the 2005 and 2006 pension expense for these plans was 3.5%. The unrecognized pension loss, which results from the net effect of changes in the assumed discount rate, the effect of differences between the expected return and the actual return on plan assets, and other changes in actuarial assumptions, has been deferred and is subject to amortization over the estimated service periods of the participants. The unrecognized pension loss totaled $77.5 million for U.S. defined benefit pension plans at December 31, 2005, compared with $67.2 million at December 31, 2004. Depending on the impact of potential future changes in actuarial assumptions, the deferred loss could possibly affect future pension expense under current accounting rules.

U.S. and Foreign Defined Benefit Plans

For the year ended December 31, 2005, the Company recognized consolidated pretax pension expense under SFAS 87 of $2.1 million from its U.S. and foreign defined benefit pension plans. This compares with pretax pension expense under SFAS 87 of $2.6 million recognized from these plans in 2004.

To fund the plans, the Company made cash contributions to its defined benefit pension plans during 2005 which totaled $10.8 million, compared with $6.1 million in 2004. The Company anticipates making cash contributions of approximately $12 million to its defined benefit pension plans in 2006.

New Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, a revision to SFAS No. 123, Accounting for Stock Based Compensation and superseding Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires the Company to expense the fair value of grants made under its employee stock award plans. That cost will be recognized over the required service period of the grants. SFAS No. 123(R) permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Following adoption of SFAS No. 123(R), amounts previously disclosed on a pro forma basis under SFAS No. 123 are to be recorded in the consolidated statement of income. Prior to January 1, 2006, the Company accounted for share-based payments to employees using the intrinsic value method prescribed in APB Opinion No. 25. The Company will adopt SFAS No. 123(R) effective January 1, 2006, under the modified retrospective method with retroactive restatement for all prior periods presented using the pro forma amounts disclosed in note 10 of the Notes to Consolidated Financial Statements. Had the Company adopted SFAS 123R in prior years, the impact of its adoption would have approximated the impact of SFAS 123, as shown in the pro forma disclosure of net income and earnings per share on page A-35. The adoption of SFAS No. 123(R) is expected to reduce diluted earnings per share by approximately $0.05 for 2006 and $0.05 per share on a restated basis for 2005.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4.  SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company will adopt SFAS No. 151 effective January 1, 2006 and does not expect that its adoption will have a material effect on the Company’s consolidated results of operations, financial position or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 establishes retrospective application as the required method for reporting voluntary changes in accounting principle, unless it is impracticable, in which case the changes should be applied to the earliest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors, if any, beginning January 1, 2006.

Internal Reinvestment

Capital Expenditures

Capital expenditures were $23.3 million or 1.6% of sales in 2005, compared with $21.0 million or 1.7% of sales in 2004. Approximately 54% of the expenditures in 2005 were for equipment to increase productivity and expand capacity. The Company’s 2006 capital expenditures are expected to increase when compared with 2005 levels, with a continuing emphasis on spending to improve productivity and expand low-cost manufacturing facilities. For 2006, capital expenditures are expected to approximate 2% of sales.

Product Development and Engineering

Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses before customer reimbursement were $75.9 million in 2005, an increase from $66.0 million in 2004, and $56.1 million in 2003. Customer reimbursements were $8.9 million, $6.2 million, and $6.2 million in 2005, 2004 and 2003, respectively. Included in the amounts above are net expenses for research and development of $34.8 million for 2005, $25.5 million for 2004, and $21.4 million for 2003.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, the Company has been named a Potentially Responsible Party (PRP) at 20 non-AMETEK owned sites. The Company is identified as a “de-minimis” party in 14 of these sites based on the low volume of relative waste attributed to the Company. In 10 of these sites, the Company has reached agreement on the cost of the de-minimis settlement to satisfy its obligation and is awaiting executed agreements. The agreed to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the site to establish an appropriate settlement amount. In the six remaining sites where the Company is a non-de-minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligation. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-AMETEK owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations and for claims and proceedings against the Company with respect to other environmental matters once the Company has determined that a loss is probable and estimable. Total environmental reserves at December 31, 2005 and 2004 were $6.8 million and $7.3 million, respectively. The Company spent $1.0 million on such environmental matters in 2005 and 2004. The Company also has agreements with former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of the other parties carry insurance coverage for some environmental matters. To date, those parties have met their obligations in all material respects. The Company has no reason to believe that such third parties would fail to perform their obligations in the future. However, if the Company were required to record a liability with respect to all, or a portion of, such matters on its balance sheet, the effect on income and the amount of the liability could be significant. In the opinion of management, based upon presently available information and past experience related to such matters, either adequate provision for probable costs has been made, or the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations, or cash flows of the Company.

Market Risk

The Company’s primary exposures to market risk are fluctuations in interest rates on its short-term and long-term debt, foreign currency exchange rates and commodity prices for certain raw material purchases.

Most of the Company’s long-term debt carries fixed rates and its short-term debt is variable-rate debt. These financial instruments are more fully described in the notes to the financial statements.

The foreign currencies to which the Company has the most significant exchange rate exposure include the euro, the British pound, the Mexican peso and the Japanese yen. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the use of local borrowings and the occasional use of derivative financial instruments. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income, within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company because revenues and the manufacturing and selling costs associated with those revenues are generally transacted in the same foreign currencies.

The primary commodities to which the Company has market exposure are raw material purchases of nickel, copper and steel. Exposure to price changes in these commodities is generally mitigated through adjustments in selling prices of the ultimate product, and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

Based on a hypothetical ten percent adverse movement in interest rates, foreign currency exchange rates, or commodity prices, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information and Risk Factors

Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company’s operations and business environment, and can be affected by inaccurate assumptions, or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Additional information concerning risk and other factors that could have a material adverse effect on our business, or cause actual results to differ from projections is contained in the Company’s Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

REPORTS OF MANAGEMENT

Management’s Responsibility for Financial Statements

Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.

Management is responsible for establishing and maintaining adequate controls over financial reporting. We maintain a system of internal controls, although there are inherent limitations in the effectiveness of any system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements.

Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees, and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.

The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Proxy Statement of the Company for its 2006 Annual Meeting. Both the independent registered public accounting firm and the internal auditors have direct access to the Audit Committee.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. That report appears on page A-18.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005.

Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which appears on page A-17.

Frank S. Hermance Chairman and Chief Executive Officer	John J. Molinelli Executive Vice President — Chief Financial Officer

March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of AMETEK, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting (which appears on page A-16), that AMETEK, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that AMETEK, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2005, and our report dated March 1, 2006 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of AMETEK, Inc.

We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AMETEK, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2006 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
March 1, 2006

AMETEK, Inc.

Consolidated Statement of Income

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share amounts)

Net sales	$1,434,457	$1,232,318	$1,091,622

Operating expenses:
Cost of sales (excluding depreciation)	988,508	863,827	785,441
Selling, general and administrative	171,577	135,494	115,186
Depreciation	34,963	36,763	34,234

Total operating expenses	1,195,048	1,036,084	934,861

Operating income	239,409	196,234	156,761
Other expenses:
Interest expense	(32,913)	(28,343)	(26,017)
Other, net	(2,288)	(2,112)	(657)

Income before income taxes	204,208	165,779	130,087
Provision for income taxes	63,565	53,068	42,272

Net income	$140,643	$112,711	$87,815

Basic earnings per share	$2.03	$1.66	$1.32

Diluted earnings per share	$1.99	$1.63	$1.30

Weighted average common shares outstanding:
Basic shares	69,151	67,832	66,294

Diluted shares	70,711	69,254	67,620

See accompanying notes

AMETEK, Inc.

Consolidated Balance Sheet

	December 31,
	2005	2004
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$35,545	$37,582
Marketable securities	8,243	11,393
Receivables, less allowance for possible losses	269,395	217,329
Inventories	193,099	168,523
Deferred income taxes	21,154	5,201
Other current assets	28,871	21,912

Total current assets	556,307	461,940
Property, plant and equipment, net	228,450	207,542
Goodwill	785,185	601,007
Other intangibles, net of accumulated amortization	117,948	79,259
Investments and other assets	92,710	70,604

Total assets	$1,780,600	$1,420,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$156,130	$49,943
Accounts payable	132,506	109,036
Income taxes payable	—	11,635
Accrued liabilities	117,156	102,224

Total current liabilities	405,792	272,838
Long-term debt	475,309	400,177
Deferred income taxes	54,910	49,441
Other long-term liabilities	39,037	38,314
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 200,000,000 shares; issued:
2005 — 71,696,022 shares; 2004 — 70,417,025 shares	717	704
Capital in excess of par value	78,313	52,182
Retained earnings	764,685	640,856
Accumulated other comprehensive losses	(20,916)	(9,643)
Less: Cost of shares held in treasury: 2005 — 1,219,654 shares;
2004 — 1,732,303 shares	(17,247)	(24,517)

Total stockholders’ equity	805,552	659,582

Total liabilities and stockholders’ equity	$1,780,600	$1,420,352

See accompanying notes

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity

	Years Ended December 31,
	2005		2004		2003
	Comprehensive	Stockholders’	Comprehensive	Stockholders’	Comprehensive	Stockholders’
	Income	Equity	Income	Equity	Income	Equity
	(In thousands)

Capital Stock
Preferred Stock, $.01 par value		$—		$—		$—

Common Stock, $.01 par value
Balance at the beginning of the year		704		690		678
Shares issued		13		14		12

Balance at the end of the year		717		704		690

Capital in Excess of Par Value
Balance at the beginning of the year		52,182		32,849		13,706
Issuance of common stock under employee stock plans		14,099		12,773		14,743
Tax benefits from exercise of stock options		12,032		6,560		4,400

Balance at the end of the year		78,313		52,182		32,849

Retained Earnings
Balance at the beginning of the year		640,856		544,422		464,731
Net income	$140,643	140,643	$112,711	112,711	$87,815	87,815

Cash dividends paid		(16,814)		(16,277)		(8,124)

Balance at the end of the year		764,685		640,856		544,422

Accumulated Other Comprehensive Income
Foreign currency translation:
Balance at the beginning of the year		(2,438)		(12,927)		(22,429)
Translation adjustments, net of tax of $195 in 2005	(9,756)		9,032		9,063
(Loss) gain on net investment hedges, net of tax of $1,975 in 2005	(5,644)		1,457		439

	(15,400)	(15,400)	10,489	10,489	9,502	9,502

Balance at the end of the year		(17,838)		(2,438)		(12,927)

Minimum pension liability adjustment:
Balance at the beginning of the year		(8,450)		(7,670)		(12,280)
Adjustments during the year, net of tax of $1,820, $4,552, and $4,130 in 2005, 2004, and 2003, respectively	5,070	5,070	(780)	(780)	4,610	4,610

Balance at the end of the year		(3,380)		(8,450)		(7,670)

Unrealized holding gain (loss) on available-for-sale securities:
Balance at the beginning of the year		1,245		1,401		(10)
(Increase) decrease during the year, net of tax benefit of $162, $670, and $754 in 2005, 2004, and 2003, respectively	(943)	(943)	(156)	(156)	1,411	1,411

Balance at the end of the year		302		1,245		1,401

Total other comprehensive income for the year	(11,273)		9,553		15,523

Total comprehensive income for the year	$129,370		$122,264		$103,338

Accumulated other comprehensive loss at the end of the year		(20,916)		(9,643)		(19,196)

Treasury Stock
Balance at the beginning of the year		(24,517)		(29,635)		(24,215)
Issuance of common stock under employee stock plans		7,270		5,118		428
Purchase of treasury stock		—		—		(5,848)

Balance at the end of the year		(17,247)		(24,517)		(29,635)

Total Stockholders’ Equity		$805,552		$659,582		$529,130

See accompanying notes

AMETEK, Inc.

Consolidated Statement of Cash Flows

	Years Ended December 31,
	2005	2004	2003
	(In thousands)

Cash provided by (used for):
Operating activities:
Net income	$140,643	$112,711	$87,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,428	39,909	35,473
Deferred income taxes	10,768	7,518	12,286
Tax benefit from exercise of stock options	12,032	6,560	4,400
Changes in assets and liabilities (net of acquisitions):
(Increase) decrease in receivables	(22,007)	(9,616)	11,739
(Increase) decrease in inventories and other current assets	(871)	(14,954)	826
(Decrease) increase in payables, accruals, and income taxes	(14,108)	17,184	8,653
Increase (decrease) in other long-term liabilities	4,112	2,895	(653)
Pension contribution	(10,810)	(6,114)	(5,179)
Other	6,677	5,187	3,943

Total operating activities	165,864	161,280	159,303

Investing activities:
Additions to property, plant and equipment	(23,261)	(21,025)	(21,326)
Purchase of businesses, net of cash acquired	(340,672)	(143,535)	(163,909)
Other	2,142	10,098	4,232

Total investing activities	(361,791)	(154,462)	(181,003)

Financing activities:
Net change in short-term borrowings	105,708	(55,603)	(3,467)
Additional long-term borrowings	177,790	97,356	76,223
Reduction in long-term borrowings	(86,029)	(26,217)	(48,790)
Repurchases of common stock	—	—-	(5,848)
Cash dividends paid	(16,814)	(16,277)	(8,124)
Proceeds from employee stock plans	16,158	16,286	12,536

Total financing activities	196,813	15,545	22,530

Effect of exchange rate changes on cash and cash equivalents	(2,923)	906	—

(Decrease) increase in cash and cash equivalents	(2,037)	23,269	830
Cash and cash equivalents:
Beginning of year	37,582	14,313	13,483

End of year	$35,545	$37,582	$14,313

See accompanying notes

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in the consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant to the Company’s consolidated results of operations, financial position or cash flows.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities, and Other Investments

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2005 and 2004, all of the Company’s equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as “available for sale”, although the Company may hold fixed-income securities until their maturity dates. Fixed-income securities generally mature within four years. The aggregate market value of equity and fixed-income securities at December 31, 2005 and 2004 was $15.7 million ($15.2 million amortized cost), and $18.7 million ($16.8 million amortized cost), respectively. The temporary unrealized gain or loss on such securities is recorded as a separate component of other comprehensive income (in stockholders’ equity), and is not material. The Company had no other-than-temporary impairment losses in 2005 or 2004. The Company recognized other-than-temporary impairment losses against earnings of $0.7 million in 2003. Certain of the Company’s other investments are accounted for by the equity method, and as discussed previously, are not significant.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on its past experience. The allowance for possible losses on receivables at December 31, 2005 and 2004 was $7.6 million. See Note 6.

Inventories

The Company uses the last-in, first-out (LIFO) method of accounting for approximately 50% of its inventories. The first-in, first-out (FIFO) method, which approximates current replacement cost, is used to determine cost for the remaining 50% of the inventories. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was approximately $28.4 million and $28.8 million at December 31, 2005 and 2004, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties, and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs and dies, and maintenance and repairs is charged to

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets. The range of lives for depreciable assets is generally 5 to 10 years for machinery and equipment, and 25 to 40 years for buildings.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, we recognize revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. We have agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized in the income statement. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience. At December 31, 2005, 2004 and 2003, the accrual for future warranty obligations was $9.4 million, $7.3 million and $6.9 million, respectively. The Company’s expense for warranty obligations approximated $7.2 million in 2005 and $5.0 million each year in 2004 and 2003. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience, and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns, allowances and warranty amounts are higher than past experience, additional warranty accruals may be required.

Research and Development

Company-funded research and development costs are charged to operations as incurred and during the past three years were: 2005-$34.8 million, 2004-$25.5 million and 2003-$21.4 million.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales, and were: 2005 - $20.0 million, 2004 - $16.5 million, and 2003 - $14.7 million.

Earnings per Share

The calculation of basic earnings per share is based on the average number of common shares outstanding during the period. The calculation of diluted earnings per share includes the effect of all potentially dilutive securities (primarily outstanding common stock options and restricted stock). The following table presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:

	2005	2004	2003

Weighted average shares (in thousands):
Basic shares	69,151	67,832	66,294
Stock option and award plans	1,560	1,422	1,326

Diluted shares	70,711	69,254	67,620

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Instruments and Foreign Currency Translation

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date, and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions generally are included in operating results for the year.

The Company makes infrequent use of derivative financial instruments. Foreign currency forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases or export sales, thereby minimizing the Company’s exposure to foreign currency fluctuation. No forward contracts were outstanding at December 31, 2005. One insignificant forward contract for the purchase of certain inventories was outstanding at December 31, 2004. In instances where transactions are designated as hedges of an underlying item, the gains and losses on those transactions are included in Other Comprehensive Income (OCI) (within stockholders’ equity) to the extent they are effective as hedges. The Company has designated certain foreign-currency-denominated long-term debt as hedges of the net investment in certain foreign operations. These net investment hedges relate to the Company’s British-pound-denominated long-term debt and euro-denominated long-term debt pertaining to the Company’s acquisition of Solartron in September 2005, Taylor Hobson in June 2004, and Airtechnology in January 2003, which are U.K.-based businesses, and the SPECTRO  business, which was acquired in June 2005, and is a German-based business. These acquisitions were financed by borrowings under AMETEK’s revolving credit facility and subsequently refinanced in the form of long-term debt outside of the revolving credit facility. These borrowings were designed to create natural net investment hedges in each of the foreign subsidiaries mentioned on their respective dates of acquisition. SFAS 133, Accounting for Derivative Instruments and Hedging Activities, permits hedging the foreign currency exposure of a net investment in a foreign operation. In accordance with SFAS 133, on the respective dates of acquisition, the Company designated the British pound- and euro-denominated loans referred to above as hedging instruments to offset foreign exchange gains or losses on the net investment in the acquired business due to changes in the British pound and euro exchange rates. As required by SFAS 133, any gain or loss on the hedging instrument following hedge designation (the debt), is reported in OCI in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness. As of December 31, 2005 and 2004, all net investment hedges were effective. At December 31, 2005, the translation gains on the net carrying value of the foreign-currency-denominated investments exceeded the translation losses on the carrying value of the underlying debt and are included in OCI. An evaluation of hedge effectiveness is performed by the Company on an ongoing basis.

At December 31, 2005 and 2004, the Company had $191.8 million and $172.7 million, respectively, of British pound-denominated loans, which are designated as a hedge against the net investment in foreign subsidiaries acquired in 2005, 2004 and 2003. At December 31, 2005, the Company had $59.2 million of euro-denominated loans, which were designated as a hedge against the net investment in a foreign subsidiary acquired in 2005. As a result of these British pound- and euro-denominated loans being designated and effective as net investment hedges, approximately $20.5 million of currency gains and $10.1 million of currency losses have been included in the translation adjustment in OCI at December 31, 2005 and 2004, respectively.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosures, which amends SFAS 123, encourage entities to recognize compensation expense for stock-based employee compensation plans at fair value, but provide the option of measuring compensation expense using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company accounts for stock-based compensation in accordance with APB 25. The exercise price of stock options, set at the time of the grant, is not less than the fair market value per share at the date of the grant. Had the Company applied the fair value recognition provisions of SFAS 123, pretax stock-based compensation expense would have increased $5.9 million, $5.1 million, and

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$4.9 million for 2005, 2004, and 2003, respectively. Diluted earnings per share would have been lower by $0.05 for 2005, and $0.04 in 2004 and 2003. Options generally have a four-year full vesting period from date of grant. Note 10 presents pro forma results of operations as if the fair value recognition provisions of SFAS 123 had been used to account for stock-based compensation plans.

Goodwill and Other Intangible Assets

The Company accounts for purchased goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, purchased goodwill and other intangible assets with indefinite lives, primarily trademarks and tradenames, are not amortized; rather, they are tested for impairment at least annually.

Intangible assets, other than goodwill, with definite lives will continue to be amortized over their useful lives. Patents are being amortized over useful lives of 5 to 17 years. Customer relationships are being amortized over a period of 15 to 20 years. Miscellaneous other intangible assets are being amortized over a period of 10 to 20 years. The Company periodically evaluates the reasonableness of the useful lives of these intangible assets.

In order to test goodwill and other intangible assets with indefinite lives for impairment under SFAS 142, a determination of the fair value of the Company’s reporting units for its goodwill valuation, and its other intangible assets with indefinite lives is required and is based upon, among other things, estimates of future operating performance of the reporting unit being valued. Changes in market conditions, among other factors, may have an impact on these estimates. The Company completed its required annual impairment tests in the fourth quarter of 2005, 2004 and 2003 and determined that the carrying value of goodwill and other intangible assets with indefinite lives was not impaired.

Reclassifications

Certain amounts appearing in the prior year’s financial statements and supporting footnote disclosures have been reclassified to conform to the current year’s presentation.

2.	Stock Split

On January 27, 2004, the Company’s Board of Directors approved a two-for-one split of its common stock distributed on February 27, 2004, to shareholders of record on February 13, 2004. All share and per share amounts included in this report reflect the impact of the stock split.

3.	Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), Share-Based Payment, a revision to SFAS No. 123, Accounting for Stock Based Compensation and superseding Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees.  SFAS No. 123(R) requires the Company to expense the fair value of grants made under its employee stock award plans. That cost will be recognized over the required service period of the grants. SFAS No. 123(R) permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Following adoption of SFAS No. 123(R), amounts previously disclosed on a pro forma basis under SFAS No. 123 are to be recorded in the consolidated statement of income. Prior to January 1, 2006, the Company accounted for share-based payments to employees using the intrinsic value method prescribed in APB Opinion No. 25. The Company will adopt SFAS No. 123(R) effective January 1, 2006, under the modified retrospective method with retroactive restatement for all prior periods presented using the pro forma amounts disclosed in Note 10 of the Notes to Consolidated Financial Statements. Had the Company adopted SFAS 123R in prior years, the impact of its adoption would have approximated the impact of SFAS 123, as shown in the pro forma disclosure of net

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income and earnings per share on page A-35. The adoption of SFAS No. 123(R) is expected to reduce diluted earnings per share by approximately $0.05 for 2006 and $0.05 per share on a restated basis for 2005.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4.  SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company will adopt SFAS No. 151 effective January 1, 2006 and does not expect that its adoption will have a material effect on the Company’s consolidated results of operations, financial position or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 establishes retrospective application as the required method for reporting voluntary changes in accounting principle, unless it is impracticable, in which case the changes should be applied to the earliest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors, if any, beginning January 1, 2006.

4.	Acquisitions

In October 2005, the Company acquired HCC Industries (“HCC”) from an investor group led by Windward Capital Partners and management for approximately $162 million in cash, net of cash received. Additionally, with the acquisition of HCC, the Company assumed specified contingent liabilities, for which the Company believes it is fully indemnified, arising out of certain previous business activities of HCC. HCC is a leading designer and manufacturer of highly engineered hermetic connectors, terminals, headers and microelectronic packages for sophisticated electronic applications in the aerospace, defense, industrial and petrochemical markets. Headquartered near Los Angeles, CA, HCC has annual sales of approximately $104 million. HCC is part of the Company’s Electromechanical Group.

In September 2005, the Company acquired the Solartron Group (“Solartron”) from Roxboro Group PLC for approximately 42 million British pounds, or $75 million in cash, net of cash received. United Kingdom-based Solartron is a leading supplier of analytical instrumentation for the process, laboratory, and other industrial markets, with annual sales of approximately 27 million British pounds, or $50 million. Solartron is part of the Company’s Electronic Instruments Group.

In June 2005, the Company acquired SPECTRO Beteiligungs GmbH (“SPECTRO”), the holding company of SPECTRO Analytical Instruments GmbH & Co. KG and its affiliates, from an investor group led by German Equity Partners BV for approximately 80 million euros, or $96.9 million in cash, net of cash received. SPECTRO is a leading global supplier of atomic spectroscopy analytical instrumentation. Headquartered in Kleve, Germany, SPECTRO has annualized sales of 85 million euros, or $104 million. SPECTRO is a part of the Company’s Electronic Instruments Group.

The operating results of the HCC, Solartron and SPECTRO acquisitions are included in the Company’s consolidated results from the dates of acquisition.

In the second and third quarters of 2005, the Company also purchased two small technology lines for cash. The technologies acquired are individually related to the Company’s brushless DC motor and precision pumping system businesses in its Electromechanical and Electronic Instruments Groups, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The acquisitions have been accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations. The following table represents the tentative allocation of the aggregate purchase price for the above acquisitions based on their estimated fair values:

In millions

Property, plant and equipment	$40.9
Goodwill	221.4
Other intangible assets	40.0
Net working capital and other	38.4

Total net assets	$340.7

The amount allocated to goodwill is reflective of the benefits the Company expects to realize from the acquisitions as follows: The HCC acquisition provides a new platform for the Company’s Electromechanical Group in the rapid design and production of hermetic (moisture-proof) connectors, terminals, headers and microelectronic packages for customer-specific applications. The Solartron acquisition broadens the Company’s analytical instrumentation product offerings for the process, laboratory and other industrial markets, expanding its geographic reach and capitalizing on significant synergies with the Company’s existing businesses. The benefits the Company expects to realize from the SPECTRO acquisition include the expansion of its elemental analysis capabilities in metal production and processing, environmental testing, hydrocarbon processing, aerospace, food processing, and pharmaceutical markets. The technology acquisitions provide additional avenues for internal growth. The Company does not expect the majority of the goodwill recorded on the 2005 acquisitions will be deductible for tax purposes.

The $40.0 million assigned to other intangible assets consists primarily of patents and technology with estimated lives ranging from 6 to 15 years.

For the HCC, Solartron and SPECTRO acquisitions, the Company is in the process of completing third party valuations of certain tangible and intangible assets acquired and updating its assessment of the acquired contingent liabilities of HCC. Therefore, the allocation of the purchase price to the acquired assets and liabilities of these businesses is subject to revision.

In 2004, the Company made two acquisitions. In June 2004, the Company acquired Taylor Hobson Holdings Limited (Taylor Hobson) for approximately 51.0 million British pounds, or $93.8 million in cash, net of cash received. Taylor Hobson is a leading manufacturer of ultraprecise measurement instrumentation for a variety of markets, including optics, semiconductors, hard disk drives and nanotechnology research. Taylor Hobson is a part of the Company’s Electronic Instruments Group. In July 2004, the Company acquired substantially all of the assets of Hughes-Treitler Mfg. Corp. (Hughes-Treitler) for approximately $48.0 million in cash. Hughes-Treitler is a supplier of heat exchangers and thermal management subsystems for the aerospace and defense markets. Hughes-Treitler is a part of the Company’s Electromechanical Group.

Had the acquisitions of Taylor Hobson and Hughes-Treitler, which were acquired in June and July of 2004, respectively, and HCC, SPECTRO and Solartron, which were acquired in June, September and October 2005, respectively, been made at the beginning of 2004, pro forma net sales, net income, and diluted earnings per share for the years ended December 31, 2005 and 2004 would have been as follows:

	Unaudited Pro Forma Results of Operations
	Year Ended	Year Ended
	December 31, 2005	December 31, 2004
	(In millions, except per share)

Net sales	$1,596.7	$1,531.0
Net income	$146.9	$120.2
Diluted earnings per share	$2.08	$1.74

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma results are not necessarily indicative of the results that would have occurred if the acquisitions had been completed at the beginning of 2004.

In 2003, the Company made three acquisitions. In January 2003, the Company acquired Airtechnology Holdings Limited (Airtechnology) from Candover Partners Limited, for approximately 50 million British pounds, or about $80 million in cash. Airtechnology is a supplier of motors, fans and environmental control systems for the aerospace and defense markets. Airtechnology is a part of the Company’s Electromechanical Group. In February 2003, the Company acquired Solidstate Controls, Inc. (SCI) from Marmon Industrial Companies LLC for approximately $34 million in cash. SCI is a leading supplier of uninterruptible power supply systems for the process and power generation industries. SCI is a part of the Company’s Electronic Instruments Group. In August 2003, the Company acquired Chandler Instruments Company, LLC (Chandler Instruments), for approximately $49 million in cash. Chandler Instruments is a leading manufacturer of high-quality measurement instrumentation for the oil and gas industry. Chandler Instruments is a part of the Company’s Electronic Instruments Group.

5.	Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by segment for the years ended December 31, 2005 and 2004 were as follows:

	EIG	EMG	Total
	(In millions)

Balance at December 31, 2003	$309.1	$197.9	$507.0
Goodwill acquired during the year	62.6	32.5	95.1
Purchase price allocation adjustments and other	(5.9)	0.6	(5.3)
Foreign currency translation adjustments	0.8	3.4	4.2

Balance at December 31, 2004	366.6	234.4	601.0
Goodwill acquired during the year	129.9	91.5	221.4
Purchase price allocation adjustments and other	(2.9)	(16.8)	(19.7)
Foreign currency translation adjustments	(11.5)	(6.0)	(17.5)

Balance at December 31, 2005	$482.1	$303.1	$785.2

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other intangible assets were as follows:

	2005	2004
	(In thousands)

Definite-lived intangible assets (subject to amortization):
Patents	$64,301	$29,528
Purchased technology	19,194	19,264
Customer lists	33,976	34,695
Other acquired intangibles	26,336	22,591

	143,807	106,078

Accumulated amortization:
Patents	(22,148)	(22,015)
Purchased technology	(19,194)	(19,264)
Customer lists	(5,054)	(3,296)
Other acquired intangibles	(20,026)	(20,926)

	(66,422)	(65,501)

Net intangible assets subject to amortization	77,385	40,577
Indefinite-lived intangible assets (not subject to amortization):
Trademarks and tradenames	40,563	38,682

	$117,948	$79,259

Amortization expense was $4.5 million, $3.1 million, and $1.2 million for the years ended December 31, 2005, 2004, and 2003, respectively. Amortization expense for each of the next five years is expected to approximate $6.0 million per year.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Other Balance Sheet Information

	2005	2004
	(In thousands)

INVENTORIES
Finished goods and parts	$40,092	$40,956
Work in process	45,819	40,203
Raw materials and purchased parts	107,188	87,364

	$193,099	$168,523

PROPERTY, PLANT AND EQUIPMENT
Land	$17,217	$14,363
Buildings	144,558	133,006
Machinery and equipment	520,485	503,068

	682,260	650,437
Less accumulated depreciation	(453,810)	(442,895)

	$228,450	$207,542

ACCRUED LIABILITIES
Accrued employee compensation and benefits	$34,824	$35,816
Other	82,332	66,408

	$117,156	$102,224

	2005	2004	2003
	(In thousands)

ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at beginning of year	$7,628	$7,856	$7,248
Additions charged to expense	581	617	2,293
Recoveries credited to allowance	10	63	74
Write-offs	(400)	(1,097)	(2,591)
Currency translation adjustment and other	(238)	189	832

Balance at end of year	$7,581	$7,628	$7,856

7.	Flood Damage Gain

In the fourth quarter of 2004, the Company settled an insurance claim in connection with a flood loss, which occurred at one of its manufacturing plants in 2003. The Company received insurance proceeds totaling $24.2 million in settlement of the damage claim and loss of the related assets. The total pretax gain recognized in 2004 from this insurance claim was $5.3 million and is included in operating income in the consolidated statement of income. As a result of the flood, the Company has ceased operations at this location. Plant closure costs of $3.6 million associated with this decision were recognized in the fourth quarter of 2004, and were reflected in the determination of the gain.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Debt

At December 31, 2005 and 2004, long-term debt consisted of the following:

	December 31,
	2005	2004
	(In thousands)

U.S. dollar 7.20% senior note due 2008	$225,000	$225,000
British pound 5.96% senior note due 2010	86,025	95,925
British pound floating rate term note due through 2010 (5.31% at December 31, 2005)	36,992	—
Euro 3.94% senior note due 2015	59,200	—
British pound 5.99% senior note due 2016	68,827	76,753
Accounts receivable securitization due 2006	75,000	38,000
Revolving credit loan	71,200	—
Other, principally foreign	9,195	14,442

	631,439	450,120
Less: current portion	(156,130)	(49,943)

Total long-term debt	$475,309	$400,177

Maturities of long-term debt outstanding at December 31, 2005 are as follows: $5.5 million in 2007; $230.5 million in 2008; $5.5 million in 2009; $104.4 million in 2010; $0.3 million in 2011; and $129.1 million in 2012 and thereafter.

At December 2005, the Company had outstanding a 21.5 million British pound ($37.0 million) 5.31% (London Interbank Offered Rate (LIBOR) plus .69%) floating term loan with annual installment payments due through 2010. In connection with the SPECTRO acquisition, the Company issued a 50 million euro ($59.2 million at December 31, 2005) 3.94% senior note due in 2015. In November 2004, the Company issued a 40 million British pound ($68.8 million at December 31, 2005) 5.99% senior note due in 2016. In September 2003, the Company issued a 50 million British pound ($86.0 million at December 31, 2005) 5.96% senior note due in 2010.

The Company has an accounts receivable securitization facility agreement through a wholly owned, special purpose subsidiary, and the special purpose subsidiary has a receivables sale agreement with a bank whereby it could sell to a third party up to $75.0 million of its trade accounts receivable on a revolving basis. The securitization facility is a financing vehicle utilized by the Company because it offers attractive rates relative to other financing sources. All securitized accounts receivable and related debt are reflected on the Company’s consolidated balance sheet.

The special purpose subsidiary is the servicer of the accounts receivable under the securitization facility. The securitization facility expires in December 2006. The Company intends to renew the securitization facility on an annual basis. Interest rates on amounts drawn down are based on prevailing market rates for short-term commercial paper plus a program fee. The Company also pays a commitment fee on any unused commitments under the securitization facility. The Company’s accounts receivable securitization is accounted for as a secured borrowing under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

At December 31, 2005 and 2004, securitized accounts receivable and the corresponding debt on the consolidated balance sheet were $75.0 million and $38.0 million, respectively. Interest expense under this facility is not significant. The weighted average interest rate on the amount outstanding under the accounts receivable securitization during 2005 and 2004 was 4.3% and 2.0%, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has an unsecured $300 million Revolving Credit Facility that matures in June 2010. The credit facility has an accordion feature that allows the Company to request up to an additional $100 million in revolving credit commitments at any time during the term of the revolving credit agreement. Interest rates on outstanding loans under the Revolving Credit Facility are either at LIBOR plus a negotiated spread over LIBOR, or at the U.S. prime rate. At December 31, 2005, the Company had an outstanding revolving credit loan of $71.2 million. At December 31, 2004, the Company had no revolving credit loan outstanding. The Company had outstanding letters of credit totaling $26.9 million and $28.5 million at December 31, 2005 and 2004, respectively. At December 31, 2005, $201.9 million was unused and available under the Revolving Credit Facility.

The Revolving Credit Facility places certain restrictions on allowable subsidiary debt. The Revolving Credit Facility also places certain restrictions on certain cash payments, including the payment of dividends. At December 31, 2005, retained earnings of approximately $36.5 million were not subject to the dividend limitation.

Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of approximately $87.0 million at December 31, 2005. Foreign subsidiaries had debt outstanding at December 31, 2005 totaling $46.2 million, of which $36.3 million is reported as long-term.

The approximate weighted average interest rate on total debt outstanding at December 31, 2005 and 2004 was 6.4% and 6.2%, respectively.

9.	Stockholders’ Equity

In 2005 and 2004, the Company did not repurchase any shares of its common stock under its current share repurchase authorization. At December 31, 2005, approximately $52.4 million of the current share purchase authorization was unexpended. At December 31, 2005, the Company held approximately 1.2 million shares in its treasury at a cost of $17.2 million, compared with approximately 1.7 million shares at a cost of $24.5 million at the end of 2004. The number of shares outstanding at December 31, 2005 was 70.5 million shares, compared with 68.7 million shares at December 31, 2004.

The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one-half of a Right for each share of Company common stock owned at the inception of the Plan. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

10.	Stock Option and Award Plans

The Company’s 2002 Stock Incentive Plan permits the grant of up to 4.0 million shares of common stock to eligible employees and non-employee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. The Company’s 1999 Stock Incentive Plan permits the grant of up to 4.0 million shares of common stock in the same forms as under the 2002 Plan. The Company’s 1997 Stock Incentive Plan permits the grant of up to 7.6 million shares of common stock in the same forms as under the 2002 Plan. Stock options may be granted as non-qualified stock options or as incentive stock options.

In 2004, the Company adopted a change in its long-term incentive compensation program for officers and other senior managers to grant approximately 50% of the value of its long-term incentive awards as restricted stock and 50% as stock options, rather than primarily stock options as it had previously. Restricted awards of the Company’s common stock are made to eligible employees and non-employee directors at such cost to the grantee as the compensation committee of the Board of Directors may determine at the date such awards are granted. Such shares are granted subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon grant of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the exercise price at the date of grant, is charged as a reduction of capital in excess of par value in the

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s consolidated balance sheet and is amortized to expense over the period until the restrictions lapse, which is also set at the date of the grant. In 2005 and 2004, 529,440 and 367,625 shares of restricted stock were granted at an average market value of $37.78 and $27.96 per restricted share, respectively. No restricted stock awards were granted in 2003. Compensation expense related to restricted stock amortization was $4.7 million, $1.1 million, and $2.4 million in 2005, 2004, and 2003, respectively. Restricted stock compensation expense in 2003 included $2.1 million in connection with the acceleration of vesting of a restricted stock grant. There were 883,025 shares and 364,945 shares of restricted stock outstanding at December 31, 2005 and 2004, respectively.

Under a Supplemental Executive Retirement Plan (“SERP”), in 2005, the Company reserved 13,443 shares of common stock. Reductions for retirements and terminations were minimal in 2005. The total number of shares of common stock reserved under the SERP was 187,303 as of December 31, 2005. Charges to expense under the SERP, not significant in amount, are considered pension expense, with the offsetting credit reflected in capital in excess of par value.

At December 31, 2005, 5,126,344 (6,919,840 in 2004) shares of common stock were reserved for issuance, including stock options outstanding, under the 2002, 1999 and 1997 plans. The options are exercisable at prices not less than market prices on dates of grant, and in installments over four-to ten-year periods from dates of grant. Options vest on a straight-line basis generally over a four-year period. The Company had no stock appreciation rights outstanding at December 31, 2005 or 2004. Stock appreciation rights, if and when issued, are exercisable for cash and/or shares of the Company’s common stock when the related option is exercised. A charge to income would be made for these rights and the related options under current accounting rules.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2005		2004		2003
	Shares	Price Range	Shares	Price Range	Shares	Price Range

Outstanding at beginning of year	4,287,173	$7.07-$31.64	4,824,658	$7.07-$18.82	5,128,948	$7.07-$19.34
Granted	407,910	$37.93-$37.93	994,800	$26.18-$31.64	1,129,900	$18.06-$18.06
Exercised	(1,278,997)	$7.07-$30.41	(1,328,433)	$7.07-$18.82	(1,322,234)	$7.07-$18.82
Canceled	(89,474)	$13.14-$37.93	(203,852)	$9.97-$26.18	(111,956)	$9.97-$19.34

Outstanding at end of year	3,326,612	$7.98-$37.93	4,287,173	$7.07-$31.64	4,824,658	$7.07-$18.82

Exercisable at end of year	1,512,739	$7.98-$31.64	1,898,347	$7.07-$18.82	2,284,860	$7.07-$18.82

The following table summarizes information pertaining to the Company’s stock options outstanding at December 31, 2005:

			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Options	Exercise	Contractual	Options	Exercise
Range of Exercise Prices	Outstanding	Price	Life (Years)	Exercisable	Price

$ 7.98-$15.17	521,912	$12.07	1.9	521,912	$12.07
$15.18-$18.82	1,465,066	$18.39	4.0	776,441	$18.46
$18.83-$37.93	1,339,634	$31.08	5.8	214,386	$28.20

	3,326,612	$22.51	4.4	1,512,739	$17.64

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option and restricted stock awards, which recognizes expense based on the intrinsic value of the award at the date of grant. Since stock options have been issued with the exercise price per share equal to the fair market value per share at the date of grant, no compensation expense has resulted related to these types of awards. Had the Company accounted for stock awards in accordance with the fair value method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company would have reported the following pro forma results for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
	(In thousands, except per share data)

Net income:
Net income, as reported	$140,643	$112,711	$87,815
Add: Stock-based employee compensation expense included in reported net income	3,477	677	2,425
Deduct: Total stock-based compensation expense determined under the fair-value-based method for all awards, net of tax	(7,762)	(4,397)	(6,050)

Pro forma net income	$136,358	$108,991	$84,190

Net income per share:
Basic:
As reported	$2.03	$1.66	$1.32
Pro forma	1.97	1.61	1.27
Diluted:
As reported	1.99	1.63	1.30
Pro forma	1.94	1.59	1.26

The weighted average fair value of options on the grant date was $10.88 for 2005, $8.40 for 2004, and $6.19 for 2003. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

	2005	2004	2003

Expected life (years)	5.0	5.0	5.0
Expected volatility	26.1%	29.7%	37.0%
Dividend yield	0.63%	0.86%	0.66%
Risk-free interest rate	4.00%	3.66%	2.63%

11.	Leases and Other Commitments

Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2005 (principally for production and administrative facilities and equipment) amounted to $49.1 million, consisting of annual payments of $9.3 million in 2006, $6.5 million in 2007, $5.2 million in 2008, $3.7 million in 2009, $2.8 million in 2010, and $21.6 million in 2011 and thereafter. Rental expense was $14.5 million in 2005, $11.3 million in 2004 and $9.0 million in 2003. The leases expire over a range of years from 2006 to 2031, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

As of December 31, 2005 and 2004, the Company had $129.4 million and $75.5 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Income Taxes

The components of income before income taxes and the details of the provision for income taxes are as follows:

	2005	2004	2003
	(In thousands)

Income before income taxes:
Domestic	$156,654	$137,713	$100,116
Foreign	47,554	28,066	29,971

Total	$204,208	$165,779	$130,087

Provision for income taxes:
Current:
Federal	$30,907	$28,964	$17,492
Foreign	18,641	11,143	11,105
State	3,249	5,443	1,605

Total current	52,797	45,550	30,202

Deferred:
Federal	10,492	7,104	12,393
Foreign	(598)	24	(2,261)
State	874	390	1,938

Total deferred	10,768	7,518	12,070

Total provision	$63,565	$53,068	$42,272

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax (asset) liability as of December 31 are as follows:

	2005	2004
	(In thousands)

Current deferred tax asset:
Reserves not currently deductible	$(14,701)	$(5,480)
Net operating losses	(11,399)	—
Other	(596)	279

	(26,696)	(5,201)
Less: valuation allowance*	5,542	—

Net current deferred tax asset	(21,154)	(5,201)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	$21,365	$24,557
Reserves not currently deductible	(16,400)	(15,296)
Pensions	23,748	11,453
Differences in basis and amortization of intangible assets	30,267	26,638
Residual tax on unremitted earnings	3,621	1,555
Net operating loss carryforwards of acquired businesses	(10,251)	(3,968)
Foreign tax credit carryforwards	(6,350)	(2,442)
Other	(503)	534

	45,497	43,031
Less: valuation allowance*	9,413	6,410

Noncurrent deferred tax liability	54,910	49,441

Net deferred tax liability	$33,756	$44,240

*	The December 31, 2005 valuation allowance includes $8.1 million related to business acquisitions that would increase goodwill, if reversed.

The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

	2005	2004	2003

Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.5	2.3	1.8
Tax benefits from qualified export sales	(2.6)	(4.4)	(3.3)
Foreign operations, net	(2.1)	0.2	0.7
Closure of prior tax years	(0.4)	(1.1)	(1.1)
Other	(0.3)	—	(0.6)

	31.1%	32.0%	32.5%

In 2005, U.S. deferred income taxes totaling $2.0 million were provided on undistributed earnings of certain non-U.S. subsidiaries that are not expected to be permanently reinvested in such companies. There has been no provision for U.S. deferred income taxes for the undistributed earnings of certain other subsidiaries, which total approximately $61.9 million at December 31, 2005, because the Company intends to reinvest these earnings indefinitely in operations outside the United States. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes and withholding taxes payable to the various foreign countries.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Determination of the amount of the unrecognized deferred income tax liability on these undistributed earnings is not practicable.

As of December 31, 2005, the Company has net operating loss carryforwards of approximately $21.6 million for tax purposes, which will be available to offset future income taxes payable subject to certain annual or other limitations based on U.S. and foreign tax law. This amount includes net operating loss carryforwards of $14.2 million for federal income tax purposes with a valuation allowance of $5.8 million, $4.9 million for foreign income tax purposes with a valuation allowance of $0.3 million, and $2.5 million for state income tax purposes with a full valuation allowance. These net operating loss carryforwards are primarily related to recent acquisitions, and if not used, will expire between 2007 and 2030. As of December 31, 2005, the Company has foreign tax credits of approximately $6.3 million which will be available to offset future income taxes payable subject to certain limitations based on U.S. tax law. There is a full valuation allowance on the foreign tax credits. If not used, the credits will expire in 2014 and 2015. The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Any reductions in the allowance resulting from the realization of the loss carryforwards of acquired companies will result in a reduction of goodwill.

13.	Retirement Plans and Other Postretirement Benefits

Retirement and Pension Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans.

The Company maintains contributory and noncontributory defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. AMETEK estimates that it will make cash contributions of approximately $12 million to its worldwide defined benefit pension plans in 2006.

The Company uses a measurement date of December 31 for its U.S. defined benefit pension plans and an October 1 measurement date for its foreign defined benefit pension plans.

The Company sponsors a 401(k) retirement and savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to 6% of eligible compensation or a maximum of $1,200 per participant.

The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary subject to pre-established vesting. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

The Company also has a defined contribution retirement plan for certain of its U.S. acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6% of the participant’s base compensation.

The Company has nonqualified unfunded retirement plans for its Directors and certain retired executives. It also provides supplemental retirement benefits, through contractual arrangements and/or a Supplemental Executive Retirement Plan (SERP) covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the executive for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that must be taken into

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the executive. The Company is providing for these obligations by charges to earnings over the applicable periods. The following tables set forth the changes in benefit obligations and the fair value of plan assets for the funded and unfunded defined benefit plans for 2005 and 2004:

	2005	2004
	(In thousands)

Change in projected benefit obligation (“PBO”)
Net projected benefit obligation at beginning of year	$416,954	$347,138
Service cost	6,605	5,898
Interest cost	23,541	22,256
Acquisitions	1,295	37,411
Foreign currency translation adjustment	(7,400)	3,483
Employee contributions	615	357
Actuarial losses	20,700	21,595
Gross benefits paid	(22,239)	(21,184)

Net projected benefit obligation at end of year	$440,071	$416,954

The accumulated benefit obligation (“ABO”) at the end of 2005 and 2004 consisted of the following:

	2005	2004
	(In thousands)

Funded plans	$404,466	$382,469
Unfunded plans	5,976	5,940

Total	$410,442	$388,409

Change in plan assets:
Fair value of plan assets at beginning of year	$385,210	$330,957
Actual return on plan assets	36,960	41,408
Acquisitions	1,072	25,009
Employer contributions	11,307	6,325
Employee contributions	615	357
Foreign currency translation adjustment	(5,184)	2,338
Gross benefits paid	(22,239)	(21,184)

Fair value of plan assets at end of year	$407,741	$385,210

On an ABO basis, in the aggregate, the Company’s funded U.S. defined benefit pension plans were 101% funded at December 31, 2005 and 2004. Foreign defined benefit pension plans were 91% funded at December 31, 2005 and 2004. For a presentation of the plans whose ABO exceeds the fair value of the plan assets, see page A-42.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted-average assumptions used to determine end-of-year benefit obligations:

	2005	2004

U.S. Defined Benefit Pension Plans

Discount rate	5.65%	5.75%
Rate of compensation increase (where applicable)	3.50%	3.50%

Foreign Defined Benefit Pension Plans

Discount rate	5.00%	5.50%
Rate of compensation increase (where applicable)	3.40%	4.00%

The asset allocation percentages for the Company’s U.S. defined benefit pension plans at December 31, 2005 and 2004, and the target allocation percentages for 2006 by asset category, are as follows:

U.S. Defined Benefit Pension Plans

		Percent of Plan Assets
	Target Allocation	at Year-End
Asset Category	2006	2005	2004

Equity securities	50%-70%	61%	62%
Debt securities	20%-40%	28%	28%
Other(a)	5%-15%	11%	10%

Total		100%	100%

(a)	Amounts in 2005 and 2004 include an approximate 10% investment in alternative assets consisting of diversified hedge funds. Amounts in 2005 and 2004 also include cash and cash equivalents.

The fair value of plan assets for these plans was $356.9 million and $341.5 million at December 31, 2005 and 2004, respectively. The expected long-term rate of return on these plan assets was 8.5% in 2005 and 8.9% in 2004. Equity securities included 452,800 shares of AMETEK, Inc. common stock in the amount of $19.4 million (5.4% of total plan investment assets) and 662,800 shares in the amount of $23.6 million (6.9% of total plan investment assets) at December 31, 2005 and 2004, respectively.

The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation, taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges, and rebalanced when necessary.

The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes an international component.

The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

Other than for investments in alternative assets, described in note (a) above, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading,

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commodities, limited partnerships, short selling, and rights and warrants. Foreign currency futures, options, and forward contracts may be used to manage foreign currency exposure.

For the Company’s foreign defined benefit plans, the asset allocation percentages at December 31, 2005 and 2004, and the target allocation percentages for 2006, by asset category, are as follows:

Foreign Defined Benefit Pension Plans

		Percent of Plan Assets
	Target Allocation	at Year-End
Asset Category	2006	2005	2004

Equity securities	80%-90%	88%	86%
Debt securities	0%-10%	7%	9%
Real estate	—	3%	3%
Other (a)	—	2%	2%

Total		100%	100%

(a)	Primarily cash and cash equivalents.

The objective of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the plans. The trustees consider the risk associated with the different asset classes, relative to the plans’ liabilities and how this can be affected by diversification, and the relative returns available on equities, fixed-income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the plans are considered. It is expected that equities will outperform fixed-income investments over the long term. However, the trustees recognize the fact that fixed-income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans, and the immature nature of the plans, the trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed from time to time in view of changes in market conditions and in the plans’ liability profile.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the amounts recognized in the consolidated balance sheets at December 31, 2005 and 2004:

	2005	2004
	(In thousands)

Funded status asset (liability):
Fair value of plan assets	$407,741	$385,210
Projected benefit obligation	(440,071)	(416,954)

Funded status at end of year	(32,330)	(31,744)
Unrecognized net actuarial loss	79,747	67,413
Unrecognized prior service cost	2,238	2,231
Unrecognized net transition asset	(36)	(52)

Net amount recognized at end of year	$49,619	$37,848

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$54,553	$40,539
Accrued benefit cost	(4,636)	(2,702)
Additional minimum liability	(6,264)	(13,638)
Intangible asset	766	647
Accumulated other comprehensive income (a)	3,380	8,450
Deferred tax benefit on (a) above	1,820	4,552

Net amount recognized at end of year	$49,619	$37,848

At the end of 2005 and 2004, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows (in thousands):

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds Fair		Obligation Exceeds
	Value of Assets		Fair Value of Assets
	2005	2004	2005	2004

Projected benefit obligation	$337,779	$361,563	$36,824	$81,906
Accumulated benefit obligation	308,150	333,017	36,110	81,454
Fair value of plan assets	300,214	326,076	29,806	68,539

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the components of net periodic benefit expense (income) for the three years ended December 31:

	2005	2004	2003
	(In thousands)

Defined benefit plans:
Service cost	$6,605	$5,898	$5,077
Interest cost	23,541	22,256	21,011
Expected return on plan assets	(31,607)	(29,157)	(24,633)
Net amortization	3,548	3,264	4,957
SFAS No. 88 curtailment charges	—	322	984

Total net periodic benefit expense	2,087	2,583	7,396

Other plans:
Defined contribution plans	7,687	7,640	6,721
Foreign plans and other	3,007	2,982	2,181

Total other plans	10,694	10,622	8,902

Total net pension expense	$12,781	$13,205	$16,298

Weighted-average assumptions used to determine the above net periodic expense (income) were:

	2005	2004	2003

U.S. Defined Benefit Pension Plans

Discount rate	5.75%	6.25%	6.75%
Expected return on plan assets	8.50%	8.90%	8.90%
Rate of compensation increase (where applicable)	3.50%	3.50%	3.50%

Foreign Defined Benefit Pension Plans

Discount rate	5.50%	5.50%	5.50%
Expected return on plan assets	7.20%	7.20%	7.20%
Rate of compensation increase (where applicable)	4.00%	4.00%	4.25%

The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and expectations of projected future investment returns. The estimates of future capital market returns by asset category are lower than the actual long-term historical returns. The current low interest rate environment also influences this outlook. Therefore, the assumed rate of return for U.S. plans was reduced from 8.50% to 8.25% for 2006. The expected return on assets for the foreign plans for 2006 will be reduced from 7.20% to 7.00%.

Estimated future benefit payments

The estimated future benefit payments are as follows (in thousands): 2006 - $23,204; 2007 - $24,118; 2008 - $24,888; 2009 - $25,392; 2010 - $26,113; 2011 to 2015 - $144,162. Future benefit payments primarily represent amounts to be paid from pension trust assets. Amounts included that are to be paid from the Company’s assets are not significant in any individual year.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Postretirement Plans and Postemployment Benefits

The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of current and former employees. Benefits under these arrangements are not funded and are not significant. In connection with the flood loss and closure of the plant described in Note 7, in the fourth quarter of 2004, the Company accelerated the recognition of deferred actuarial losses under the affected postretirement benefit plan, resulting in a $1.0 million pretax charge against earnings.

The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $7.3 million and $5.4 million at December 31, 2005 and 2004, respectively. Administrative expense for the plan is borne by the Company and is not significant.

14.	Financial Instruments

The estimated fair values of the Company’s financial instruments are compared below to the recorded amounts at December 31, 2005 and 2004. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 2005 and 2004 in the accompanying balance sheet.

	Asset (Liability)
	December 31, 2005		December 31, 2004
	Recorded		Recorded
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Fixed-income investments	$7,323	$7,323	$6,582	$6,582
Short-term borrowings	$(152,678)	$(152,678)	$(49,725)	$(49,725)
Long-term debt (including current portion)	$(478,761)	$(490,934)	$(400,395)	$(409,980)

The fair value of fixed-income investments is based on quoted market prices. The fair value of short-term borrowings approximates the carrying value at year-end. The fair value of the Company’s long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

15.	Additional Income Statement and Cash Flow Information

Included in other income are interest and other investment income of $2.7 million, $2.0 million, and $1.0 million for 2005, 2004, and 2003, respectively. Income taxes paid in 2005, 2004, and 2003 were $49.8 million, $45.7 million, and $25.1 million, respectively. Cash paid for interest was $31.0 million, $27.0 million, and $24.1 million in 2005, 2004, and 2003, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Business Segment and Geographic Information

Descriptive Information about Reportable Segments

The Company has two reportable segments, the Electronic Instruments Group and the Electromechanical Group. The Company manages, evaluates and aggregates its operating segments for segment reporting purposes primarily on the basis of product type, production processes, distribution methods, and management organizations.

The Electronic Instruments Group produces instrumentation for various electronic applications used in transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. The Group also produces analytical instrumentation for the laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy truck manufacturers and heavy construction and agricultural vehicles. The Group also manufactures ultraprecise measurement instrumentation, as well as thermoplastic compounds for automotive, appliance, and telecommunications applications.

The Electromechanical Group (“EMG”) produces brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. The Group also produces high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products, as well as heat exchangers and thermal management subsystems. Additionally, EMG produces air-moving electric motors and motor-blower systems for manufacturers of floor care appliances and outdoor power equipment. EMG also supplies hermetically sealed (moisture-proof) connectors, terminals and headers. These electromechanical devices are used in aerospace, defense, and other industrial applications. Sales of floor care and specialty motors represented 19.2% in 2005, 22.1% in 2004, and 25.4% in 2003 of the Company’s consolidated net sales.

Measurement of Segment Results

Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales and profits, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, prepaid pensions, insurance deposits, and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2005	2004	2003
	(In thousands)

Net sales:
Electronic Instruments	$808,493	$667,418	$561,879
Electromechanical	625,964	564,900	529,743

Total consolidated	$1,434,457	$1,232,318	$1,091,622

Operating income and income before income taxes:
Operating income:
Electronic Instruments	$166,423	$126,372	$94,976
Electromechanical	100,347	94,250	84,151

Total segment operating income	266,770	220,622	179,127
Corporate administrative and other expenses	(27,361)	(24,388)	(22,366)

Consolidated operating income	239,409	196,234	156,761
Interest and other expenses, net	(35,201)	(30,455)	(26,674)

Consolidated income before income taxes	$204,208	$165,779	$130,087

Assets:
Electronic Instruments	$949,219	$744,408
Electromechanical	727,296	585,919

Total segments	1,676,515	1,330,327
Corporate	104,085	90,025

Total consolidated	$1,780,600	$1,420,352

Additions to property, plant and equipment:(1)
Electronic Instruments	$27,354	$16,514	$16,209
Electromechanical	34,816	10,808	18,053

Total segments	62,170	27,322	34,262
Corporate	1,921	1,569	893

Total consolidated	$64,091	$28,891	$35,155

Depreciation and amortization:
Electronic Instruments	$18,323	$16,485	$14,200
Electromechanical	20,897	23,049	21,013

Total segments	39,220	39,534	35,213
Corporate	208	375	260

Total consolidated	$39,428	$39,909	$35,473

(1)	Includes $40.9 million in 2005, $7.9 million in 2004, and $13.9 million in 2003 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

Information about the Company’s operations in different geographic areas for the years ended December 31, 2005, 2004, and 2003 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2005	2004	2003
	(In thousands)

Net sales:
United States	$778,594	$695,867	$655,952

International(a):
United Kingdom	86,258	77,387	66,068
European Union countries	212,047	174,087	160,424
Asia	198,231	135,886	96,256
Other foreign countries	159,327	149,091	112,922

Total international	655,863	536,451	435,670

Total consolidated	$1,434,457	$1,232,318	$1,091,622

Long-lived assets from continuing operations (excluding intangible assets):
United States	$145,724	$127,072

International(b):
United Kingdom	20,902	16,775
European Union countries	42,442	45,276
Asia	8,297	8,213
Other foreign countries	13,599	13,219

Total international	85,240	83,483

Total consolidated	$230,964	$210,555

(a)	Includes U.S. export sales of $267.3 million in 2005, $232.0 million in 2004, and $200.8 million in 2003.

(b)	Represents long-lived assets of foreign-based operations only.

17.	Guarantees

The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. The maximum amount of future payment obligations relative to these various guarantees was approximately $98.2 million, and the outstanding liability under certain of those guarantees was approximately $40.8 million at December 31, 2005. These guarantees expire in 2006 through 2010.

Indemnifications

In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specified events (e.g., breaches of contract obligations, or retention of previously existing environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers who are or were serving at the Company’s request in such capacities. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements should not have a material impact on its results of operations, financial position, or cash flows.

Product Warranties

The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience, and adjustments are made periodically to reflect actual warranty expenses.

Changes in the Company’s accrued product warranty obligation for the years ended December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004

Balance, beginning of year	$7,301	$6,895
Accruals for warranties issued during the year	7,157	5,043
Settlements made during the year	(7,074)	(4,897)
Changes in liability for pre-existing warranties, including expirations during the year	189	115
Warranty liabilities acquired with new businesses	1,862	145

Balance, end of year	$9,435	$7,301

Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

18.	Contingencies

Asbestos Litigation

The Company (including its subsidiaries) has been named as a defendant, along with many other companies, in a number of asbestos-related lawsuits. Many of these lawsuits either relate to businesses which were acquired by the Company and do not involve products which were manufactured or sold by the Company, or relate to previously owned businesses of the Company which are under new ownership. In connection with many of these lawsuits, the sellers or new owners of such businesses, as the case may be, have agreed to indemnify the Company against these claims (the “Indemnified Claims”). The Indemnified Claims have been tendered to, and are being defended by, such sellers and new owners. These sellers and new owners have met their obligations in all respects, and the Company does not have any reason to believe such parties would fail to fulfill their obligations in the future. To date, no judgments have been rendered against the Company as a result of any asbestos-related lawsuit. The Company believes it has strong defenses to the claims being asserted, and intends to continue to vigorously defend itself in these matters.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, the Company has been named a Potentially Responsible Party (PRP) at 20 non-AMETEK owned sites. The Company is identified as a “de-minimis” party in 14 of these sites based on the low volume of relative waste attributed to the Company. In 10 of these sites, the Company has reached agreement on the cost of the de-minimis settlement to satisfy its obligation and is awaiting executed agreements. The agreed to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the site to establish an appropriate settlement amount. In the six remaining sites where the Company is a non-de-minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligation. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-AMETEK owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations and for claims and proceedings against the Company with respect to other environmental matters once the Company has determined that a loss is probable and estimable. Total environmental reserves at December 31, 2005 and 2004 were $6.8 million and $7.3 million, respectively. The Company spent $1.0 million on such environmental matters in 2005 and 2004. The Company also has agreements with former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of the other parties carry insurance coverage for some environmental matters. To date, those parties have met their obligations in all material respects. The Company has no reason to believe that such third parties would fail to perform their obligations in the future. However, if the Company were required to record a liability with respect to all, or a portion of, such matters on its balance sheet, the effect on income and the amount of the liability could be significant. In the opinion of management, based upon presently available information and past experience related to such matters, either adequate provision for probable costs has been made, or the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations, or cash flows of the Company.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share amounts)

2005
Net sales	$334,096	$352,051	$344,529	$403,781	$1,434,457
Operating income	$55,036	$60,775	$58,708	$64,890	$239,409
Net income	$32,039	$35,182	$35,428	$37,994	$140,643
Basic earnings per share(a)	$0.47	$0.51	$0.51	$0.55	$2.03
Diluted earnings per share(a)	$0.46	$0.50	$0.50	$0.53	$1.99
Dividends paid per share	$0.06	$0.06	$0.06	$0.06	$0.24
Common stock trading range:(b)
High	$41.80	$42.36	$43.39	$44.86	$44.86
Low	$33.84	$36.35	$37.98	$39.35	$33.84
2004
Net sales	$291,423	$303,917	$310,707	$326,271	$1,232,318
Operating income	$43,497	$47,480	$50,453	$54,804	$196,234
Net income	$24,664	$27,667	$29,020	$31,360	$112,711
Basic earnings per share(a)	$0.37	$0.41	$0.43	$0.46	$1.66
Diluted earnings per share(a)	$0.36	$0.40	$0.42	$0.45	$1.63
Dividends paid per share	$0.06	$0.06	$0.06	$0.06	$0.24
Common stock trading range:(b)
High	$25.88	$31.00	$32.12	$36.23	$36.23
Low	$22.99	$25.14	$28.16	$29.77	$22.99

(a)	The sum of quarterly earnings per share may not equal total year earnings per share due to rounding of earnings per share amounts, and differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

(b)	Trading ranges are based on the New York Stock Exchange composite tape.

DIRECTIONS TO
ANNUAL MEETING OF STOCKHOLDERS OF AMETEK, INC.
TO BE HELD AT
J. P. MORGAN CHASE & CO.
11th FLOOR CONFERENCE CENTER
270 PARK AVENUE
NEW YORK, NY 10017
(212) 270-6000
J. P. Morgan Chase & Co.’s 270 Park Avenue location is in midtown Manhattan and is accessible by mass transportation from New York, New Jersey, Connecticut, Long Island, and elsewhere. Below are automobile directions:
Directions from New Jersey
Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.
Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.
Directions from Connecticut
Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.
Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.
Directions from Long Island
Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.
Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Park Avenue. Turn left and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.
This document is printed on recycled paper, which contains at least 10% post consumer waste.

AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, April 25, 2006, at 2:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
(TO BE SIGNED ON REVERSE SIDE)

SEE
REVERSE
SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 25, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O	Steven W. Kohlhagen
		O	James R. Malone
☐	WITHHOLD AUTHORITY	O	Elizabeth R. Varet
	FOR ALL NOMINEES	O	Dennis K. Williams

☐	FOR ALL EXCEPT
(See instruction below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2006.	☐	☐	☐
At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.
UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Electronic Distribution
If you would like to receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail.
Annual Meeting of Stockholders
AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 2:00 p.m. Eastern Daylight Time on Tuesday, April 25, 2006, at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017. Please see your proxy statement for directions should you wish to attend the meeting.

AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, April 25, 2006, at 2:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 25, 2006

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the Web Site.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O	Steven W. Kohlhagen
		O	James R. Malone
☐	WITHHOLD AUTHORITY	O	Elizabeth R. Varet
	FOR ALL NOMINEES	O	Dennis K. Williams

☐	FOR ALL EXCEPT
(See instruction below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2006.	☐	☐	☐

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.